UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Rush Enterprises, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of 2022 Annual Meeting of Shareholders and Proxy Statement

Rush Enterprises, Inc.

555 IH-35 South, Suite 500

New Braunfels, Texas 78130

April 4, 2022

Dear Fellow Rush Shareholders:

You are invited to attend our 2022 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held on Tuesday, May 17, 2022, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s (the “Company”) executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

In 2021, the overall economy and consumer spending were strong across the country, which led to healthy freight rates and demand for new commercial vehicles. However, like the rest of our industry, we continued to deal with ongoing challenges associated with the COVID-19 pandemic and supply chain issues that negatively impacted new truck production and parts availability. Nevertheless, we remained focused on our strategic initiatives and diligent expense management throughout 2021, and those efforts helped us achieve annual revenues of $5.1 billion and record-high net income of $241.4 million, despite a challenging operating environment. In addition to achieving record-high profitability in 2021, we also expanded our dealership footprint significantly by acquiring 17 dealerships from The Summit Truck Group, the largest acquisition in our company history. We are excited about this acquisition and believe that implementing our business strategies at these new locations while remaining focused on expense management at our other locations will lead to increased revenue growth and enhanced profitability moving forward.

We expect supply constraints will continue to limit the production of new commercial vehicles through at least the middle of 2022. However, we believe that strong demand for new commercial vehicles and our continued focus on our aftermarket strategic initiatives and expense management will contribute to increased revenues and profitability in 2022.

At the Annual Meeting, we will ask you to: (a) elect our Board of Directors; and (b) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022. We will review the Company’s progress during the past year and discuss any other business matters properly brought before the Annual Meeting. The attached proxy statement explains our voting procedures, describes the business we will conduct and provides information about the Company that you should consider when you vote your shares.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we encourage you to vote promptly. Thank you for your ongoing support of the Company.

Sincerely,

W.M. “Rusty” Rush President, Chief Executive Officer and Chairman of the Board

Rush Enterprises, Inc.

Notice of 2022 Annual Meeting of Shareholders

Date:	May 17, 2022

Time:	10:00 a.m., local time

Place:	Rush Enterprises, Inc.’s executive offices: 555 IH-35 South, Suite 500 New Braunfels, Texas 78130

Items of Business:

●        To elect seven directors from among the nominees described in this proxy statement;

●        To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022; and

●        To transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Record Date:	March 25, 2022. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Proxy Voting:

Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares by either (i) following the instructions provided to you in that certain Notice of Internet Availability of Proxy Materials or (ii) if you receive paper copies of our proxy materials, signing, dating, and returning the enclosed proxy card, or otherwise by following the voting instructions enclosed therewith, will save the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option.

By Order of the Board of Directors,

Michael Goldstone
Vice President, General Counsel and Corporate Secretary

New Braunfels, Texas

April 4, 2022

YOUR VOTE IS IMPORTANT!

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 17, 2022

The proxy materials for the Company’s Annual Meeting of Shareholders, including the 2021 Annual Report, the Proxy Statement and any other additional soliciting materials, are first being distributed or made available, as the case may be, beginning on or about April 6, 2022, and are available free of charge at http://materials.proxyvote.com.

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Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Meeting Information and Proxy Mailing Date

Date and Time:	May 17, 2022 at 10:00 a.m. (local time)

Location:	Rush Enterprises, Inc.’s (the “Company”) executive offices: 555 IH-35 South, Suite 500 New Braunfels, Texas 78130

Record Date:	March 25, 2022

Mailing Date:	April 6, 2022

Voting Matters and Board Recommendations

Matter	Our Board’s Recommendation
Elect the seven director nominees (page 9)	FOR each director nominee
Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022 (page 14)	FOR

Governance Highlights

Governance highlights include:

●	Annual election of all directors;

●	Majority vote standard in all uncontested director elections;

●	Six out of seven directors are independent;

●	Clawback policy;

●	Director resignation policy;

●	Regular executive sessions of nonemployee directors;

●	Three (3) active Board Committees comprised solely of independent directors;

●	Annual Board and Board Committee self-evaluations;

●	No related-person transactions in 2021;

●	Limitation on outside Board service; and

●	Meaningful director and executive stock ownership guidelines.

Board Nominees

The following table provides summary information about each director nominee. Each director is elected annually. The Board of Directors adopted a majority voting standard for uncontested elections. In contested elections, director nominees will be elected based on a plurality standard that is determined by which nominees receive the highest number of votes cast.

Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	AC	CC	NGC
W.M. “Rusty” Rush	63	1996	Chairman, President and C.E.O., Rush Enterprises, Inc.	● Truck Industry ● Leadership
Thomas A. Akin	67	2004	Partner, ADKF, P.C. (formerly known as Akin, Doherty, Klein & Feuge, P.C. )	● Accounting ● Finance ● Leadership	X	C	X
Raymond J. Chess	64	2014	Former Global Vehicle Line Executive, General Motors Co.	● Truck Industry ● Leadership	X		X	X
William H. Cary	62	2015	Former President, C.O.O. and director, GE Capital	● Finance ● Leadership	X	X	C
Dr. Kennon H. Guglielmo	55	2015	President and C.E.O. of Genisys Controls, LLC, parent company of EControls and FW Murphy Production Controls	● Technology ● Leadership	X	X		C
Elaine Mendoza	56	2019	President and C.E.O. of Conceptual MindWorks, Inc.	● Technology ● Leadership	X	X		X
Troy A. Clarke (1)	66	2021	Former President, C.E.O. and Chairman of Navistar, Inc.	● Truck Industry ● Leadership	X

AC	Audit Committee
CC	Compensation Committee
NGC	Nominating and Governance Committee
C	Chairman

(1)  Mr. Clarke, who was appointed to the Board of Directors in October 2021, will receive his committee assignments in May 2022, pending his election to the Board of Directors by the Company’s shareholders.

2021 Financial Highlights

For more details, please see our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2022.

In 2021, we achieved revenues of $5.1 billion and record-high net income of $241.4 million, or $4.17 per diluted share. Our ability to successfully manage company-wide expenses contributed to our annual earnings per share more than doubling compared to 2020. Our annual absorption ratio was 129.8%. We returned a total of $75.2 million of capital to our shareholders in 2021 in the form of quarterly cash dividend payments totaling $41.1 million and common stock repurchases totaling $34.1 million. Additionally, during 2021 we paid off all of our remaining real estate debt and paid the majority of the purchase price of our acquisitions in cash, including The Summit Truck Group acquisition in which we acquired 17 new dealerships. After returning capital to shareholders, paying off our real estate debt and paying the majority of the purchase price of acquisitions in cash, we ended 2021 in a strong financial position with $148.0 million in cash. Given the supply chain challenges our industry faced this past year, we are pleased with our strong financial results in 2021. We believe our financial results demonstrate our ability to return value to our shareholders while continuing to grow our network and invest in the future of our business.

Compensation Philosophy and Highlights

Our compensation philosophy is to pay for performance. Highlights of our compensation practices include:

What We Do:	What We Do Not Do:

☑   Tie a Significant Portion of Pay to Performance

☑   Retain an Independent Compensation Consultant

☑   Utilize Stock Ownership Guidelines

☑   Have Double-Trigger Severance Arrangements

☑   Mitigate Inappropriate Risk-Taking

☑   Prohibit Hedging and Preapproval Required for Pledging of Company Stock

☑   Ensure certain Incentive Compensation is Subject to a Clawback Policy

☒    Provide Gross-ups for Excise Taxes for New Participants Who Enter the Executive Severance Plan after March 3, 2011Plan after March 3, 2011

☒    Permit Liberal Recycling of Shares

☒    Reprice Stock Options

Corporate Information

Corporate Headquarters:	555 IH-35 South, Suite 500, New Braunfels, Texas 78130

Corporate Website:	www.rushenterprises.com

Investor Relations Website:	https://investor.rushenterprises.com

State of Incorporation:	Texas

Stock Symbol:	NASDAQ® Global Select Market: RUSHA and RUSHB

GENERAL INFORMATION REGARDING THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by Rush Enterprises, Inc. on behalf of its Board of Directors for the 2022 Annual Meeting of Shareholders.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of the proxy materials?

As permitted by SEC rules, the Company is furnishing the proxy materials, including this proxy statement and the Company’s 2021 Annual Report, to our shareholders using the “Notice and Access” method by providing access to such documents on the Internet instead of mailing printed copies. This process allows us to expedite our shareholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials and reduce the environmental impact of the Annual Meeting. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice Regarding the Internet Availability of Proxy Materials (the “Notice”), which will be mailed to most shareholders beginning on or about April 6, 2022, provides instructions on how you may access and review all of the proxy materials on the Internet, how you may submit your proxy via the Internet and how to request a paper or email copy of the Company’s proxy materials. You should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail will remain in effect until you revoke it.

When and where is the Annual Meeting?

The Annual Meeting will be held on May 17, 2022, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, and at any adjournments or postponements thereof, for the purposes set forth in the preceding Notice of 2022 Annual Meeting of Shareholders.

What matters will be voted upon at the Annual Meeting?

At the Annual Meeting you will be asked to:

●

Vote upon a proposal to elect W.M. “Rusty” Rush, Thomas A. Akin, Raymond J. Chess, William H. Cary, Dr. Kennon H. Guglielmo, Elaine Mendoza and Troy A. Clarke as directors to hold office until the 2023 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

●	Vote upon a proposal to ratify the appointment of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the 2022 fiscal year; and

●	Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Who is entitled to vote?

Shareholders of record of the Company’s Class A Common Stock, $.01 par value per share (“Class A Common Stock”), and of the Company’s Class B Common Stock, $.01 par value per share (“Class B Common Stock”), at the close of business on March 25, 2022, which is the “Record Date,” are entitled to notice of, and to vote at, the Annual Meeting. The Class A Common Stock and Class B Common Stock are sometimes collectively referred to in this proxy statement as the “Common Stock.” Shares that may be voted include shares that are held (a) directly by the shareholder of record and (b) beneficially through a broker, bank or other nominee.

At the close of business on the Record Date, there were outstanding 43,185,788 shares of Class A Common Stock and 13,396,353 shares of Class B Common Stock entitled to be voted at the Annual Meeting. The holders of Class B Common Stock on the Record Date will be entitled to one vote per share, and the holders of Class A Common Stock on the Record Date will be entitled to 1/20th of one vote per share, on each matter voted on at the Annual Meeting. The Company’s Articles of Incorporation do not permit cumulative voting in the election of directors.

What is the difference between holding shares as a “Registered Owner” and as a “Beneficial Owner?”

Most of the Company’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. The following summarizes some distinctions between registered shares and those owned beneficially:

●

Registered Owners – If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are the shareholder of record. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

●

Beneficial Owners – If your shares are held in a brokerage account, bank or by another nominee, you are the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote on your behalf or to vote in person at the Annual Meeting. However, because you are not a shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee (who is the shareholder of record) giving you the right to vote the shares in person at the Annual Meeting.

What constitutes a quorum?

The holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting. Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal, and “broker non-votes” will all be counted as present for purposes of determining a quorum.

What is a broker non-vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (a) the beneficial owner has not instructed the nominee how to vote and (b) the nominee lacks discretionary voting power to vote such shares. Generally, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owner of such shares.

The proposal to elect the seven director nominees (Proposal No. 1) is considered a non-routine matter. Consequently, a nominee will not be able to vote shares of the Company’s Common Stock held in “street name” without the beneficial owner’s specific voting instructions on that proposal. Because brokers, banks and other nominees will not be able to vote on this proposal without voting instructions from beneficial owners, we encourage all shareholders that hold shares through a bank, broker or other nominee to provide voting instructions to such parties to ensure that their shares are voted at the Annual Meeting. The proposal to ratify the appointment of EY as the Company’s independent registered public accounting firm for the 2022 fiscal year (Proposal No. 2) is a routine matter and a nominee is permitted to exercise discretionary voting power with respect to this proposal.

What shareholder approval is necessary for approval of the proposals?

●	Election of Directors

In an uncontested director election, a majority of the votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting is required for the election of directors. In the event that a director receives more “withheld” votes than “for” votes, that director must promptly tender a letter of resignation to the Board of Directors, at which point the Nominating and Governance Committee will recommend whether to accept or reject such resignation offer. In a contested director election, a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting is required for the election of directors. Accordingly, the seven director nominees receiving the highest number of votes in a contested director election will be elected. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not have any effect on the outcome of the election of directors.

●	Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm

The vote of the holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, entitled to vote and present in person or represented by proxy at the Annual Meeting, is required for the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the 2022 fiscal year. Abstentions will have the same effect as votes against this proposal.

How do I cast my vote?

If you are a registered owner of shares of our Common Stock on the Record Date (that is, if your shares are owned in your name and not beneficially owned), you may vote:

●	Via the Internet at www.proxyvote.com by 11:59 p.m. Eastern Time on May 16, 2022 for shares held directly;

●	By telephone (within the U.S. or Canada) toll free at 1-800-690-6903 by 11:59 p.m. Eastern Time on May 16, 2022 for shares held directly;

●	By mail, by completing, signing, dating and mailing the proxy card in the envelope provided if you receive paper materials; or

●	By attending the Annual Meeting and submitting your vote in person.

If you are a beneficial owner of our Common Stock on the Record Date (meaning that your shares are registered in the name of your bank or broker), you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

Whichever method you use, the proxies identified on the proxy will vote the shares of which you are the shareholder of record in accordance with your instructions. If you submit a proxy without giving specific voting instructions, the proxies will vote those shares as recommended by the Board of Directors.

May I vote my shares in person at the Annual Meeting?

If you are the registered owner of shares of our Common Stock on the Record Date, you have the right to vote these shares in person at the Annual Meeting.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may vote these shares in person at the Annual Meeting once you have requested and received a legal proxy from your broker, bank or other nominee (the shareholder of record) giving you the right to vote such shares at the Annual Meeting, completed such legal proxy and timely presented it to the Company at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your voting instructions or proxy card so that your vote will be counted if you later decide not to attend the Annual Meeting.

If my shares are held in “street name,” will my broker, bank or other nominee vote my shares for me?

Brokers, banks and other nominees who do not have instructions from their “street name” customers may not use their discretion in voting their customers’ shares on “non‑routine” matters. The proposal to elect the seven director nominees (Proposal No. 1) is considered a non-routine matter. The proposal to ratify the appointment of EY as the Company’s independent registered public accounting firm (Proposal No. 2) is considered a routine matter and, therefore, if beneficial owners fail to give voting instructions, nominees will have discretionary authority to vote such shares of our Common Stock with respect to this proposal. You should follow the instructions provided by your nominee in directing your nominee on how to vote your shares.

How will my proxy be voted?

Shares represented by a properly executed proxy that is timely received, and not subsequently revoked, will be voted at the Annual Meeting or any adjournments or postponements thereof in the manner directed on the proxy. Steven L. Keller, our Chief Financial Officer, and Michael Goldstone, our General Counsel, have been designated by the Board of Directors as the proxies to represent you and vote your shares at the Annual Meeting. All shares represented by a properly executed proxy on which no choice is specified will be voted: (a) FOR the election of the director nominees; (b) FOR the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the 2022 fiscal year; and (c) in accordance with the proxy holders’ discretion as to any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.

May I revoke my proxy and change my vote?

Yes. You may revoke your proxy and change your vote at any time prior to the vote at the Annual Meeting.

If you are the registered owner of shares of our Common Stock on the Record Date, you may revoke your proxy and change your vote by: (a) timely submitting a new proxy bearing a later date (which automatically revokes the earlier proxy); (b) timely giving notice of your changed vote to us in writing mailed to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone; or (c) attending the Annual Meeting and timely giving oral notice of your intention to vote in person.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may revoke your proxy and change your vote: (a) by timely submitting new voting instructions to your broker, bank or other nominee in accordance with their voting instructions; or (b) if you have obtained a legal proxy from your nominee giving you the right to vote your shares in person at the Annual Meeting, by attending the Annual Meeting, timely presenting the completed legal proxy to the Company and voting in person.

You should be aware that simply attending the Annual Meeting will not in and of itself constitute a revocation of your proxy.

Who will pay the costs of soliciting proxies?

The costs of soliciting proxies pursuant to this proxy statement, if any, will be borne by the Company. Proxies will be solicited by mail, in person or by telephone, electronic mail or facsimile. The Company will bear the expenses associated with this proxy statement, including the preparing, printing and mailing of the Notice, and for those shareholders who have requested paper copies of the proxy materials, the expenses associated with the printing and mailing of such materials. Upon request, the Company will reimburse brokers, banks or other nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of our Common Stock.

What other business will be presented at the Annual Meeting?

As of the date of this proxy statement, the Board of Directors knows of no other business that may properly be brought before the Annual Meeting. If any other matters should be properly brought before the Annual Meeting, the persons named as proxies, Steven L. Keller and Michael Goldstone, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting or any adjournments or postponements thereof.

What are the deadlines to nominate directors or to propose other business for consideration at the 2023 Annual Meeting of Shareholders?

In order for a shareholder proposal to be eligible to be included in the Company’s proxy statement and proxy card for the 2023 Annual Meeting of Shareholders, the proposal: (a) must be received by the Company at its executive offices, 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone, on or before December 5, 2022; (b) must concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws and regulations and the Company’s Amended and Restated Bylaws; and (c) must otherwise comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Notice of any director nomination or the proposal of other business that you intend to present at the 2023 Annual Meeting of Shareholders, but do not intend to have included in the Company’s proxy statement and form of proxy relating to the 2023 Annual Meeting of Shareholders, must be received by the Company at its executive offices, 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone, not later than the close of business on February 16, 2023 and not earlier than the close of business on January 17, 2023. In the event that the date of the 2023 Annual Meeting of Shareholders has changed by more than 30 days from the anniversary date of the 2022 Annual Meeting of Shareholders, the notice must be delivered to and received by the Company not earlier than the close of business on the 120th day prior to the 2023 Annual Meeting of Shareholders and not later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. In addition, your notice must set forth the information required by the Company’s Amended and Restated Bylaws with respect to each director nomination or proposal of other business that you intend to present at the 2023 Annual Meeting of Shareholders.

Any shareholder desiring a copy of the Company’s Amended and Restated Bylaws will be furnished one without charge upon written request to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone.

Who will count the votes at the Annual Meeting?

Broadridge Financial Solutions, our independent proxy tabulator, will count the votes and Steven L. Keller, the Company’s Chief Financial Officer, will act as the Inspector of Election at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The Company intends to publish final voting results of the Annual Meeting in a current report on Form 8-K within four business days after the Annual Meeting.

What should I do if I receive more than one Notice or proxy card?

You may receive more than one Notice or paper set of voting materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice or voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name, you will receive more than one Notice or proxy card. Please provide voting instructions for all Notices and proxy cards that you receive.

What is “householding?”

In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the SEC called “householding.” Under this practice, certain shareholders who have the same address and last name will receive only one copy of the Notice or this proxy statement and the Company’s 2021 Annual Report, unless one or more of these shareholders notifies the Company that he or she wishes to continue receiving individual copies. Shareholders who participate in householding and receive printed proxy materials will continue to receive separate proxy cards.

If you share an address with another shareholder and received only one copy of the Notice or this proxy statement and the Company’s 2021 Annual Report, and would like to request a separate copy of these proxy materials, or you do not wish to participate in householding in the future, please call (800) 973-7874 or mail such request to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone. The Company will promptly deliver a separate copy of the Notice or this proxy statement and the Company’s 2021 Annual Report upon receipt of such request. Similarly, you may also contact the Company if you received multiple copies of the Company’s Notice or proxy materials and would prefer to receive a single copy in the future.

What do I need to do now?

First, read this proxy statement carefully. Then, if you are a registered owner, you should submit your proxy as soon as possible by following the instructions provided above. If you are the beneficial owner of shares held in “street name,” then you should follow the voting instructions of your broker, bank or other nominee. Your shares will be voted in accordance with the directions you specify. If you submit an executed proxy to the Company, but fail to specify a voting choice, your shares will be voted: (a) FOR the approval of W.M. “Rusty” Rush, Thomas A. Akin, Raymond J. Chess, William H. Cary, Dr. Kennon H. Guglielmo, Elaine Mendoza and Troy A. Clarke as directors to hold office until the 2023 Annual Meeting of Shareholders; (b)  FOR the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the 2022 fiscal year; and (c) in accordance with the proxy holders’ discretion as to any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.

Who can help answer my questions?

If you have questions concerning a proposal or the Annual Meeting, if you would like additional copies of this proxy statement or our 2021 Annual Report, or if you need directions to or special assistance at the Annual Meeting, please call Michael Goldstone toll free at (800) 973-7874. In addition, information regarding the Annual Meeting is available via the Company’s website at https://investor.rushenterprises.com.

YOUR VOTE IS IMPORTANT. IF YOU ARE A REGISTERED OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS DETAILED IN THE NOTICE AND HEREIN. IF YOU ARE A BENEFICIAL OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY YOUR BROKER, BANK OR OTHER NOMINEE.

PROPOSALS

1.         Election of Directors

The Company’s Board of Directors currently consists of seven directors, one of whom serves as our Chairman, President and Chief Executive Officer and six of whom the Board of Directors has determined to be independent in accordance with the listing standards of the NASDAQ® Global Select Market. Applying these independence standards, the Board of Directors has determined that Ms. Mendoza and Messrs. Akin, Chess, Cary, Dr. Guglielmo and Clarke are all independent directors. After due consideration, the Board of Directors has determined that none of these directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and they all meet the criteria for independence under the listing standards of the NASDAQ® Global Select Market.

The seven directors (constituting the entire Board of Directors) are to be elected at the Annual Meeting to serve for a one-year term and until their successors are elected and qualified or their earlier resignation or removal. All of the nominees named below are current directors of the Company, have consented to be named as director nominees in this proxy statement and have indicated their intent to serve as a director if elected.

The names of the director nominees, along with their present positions, principal occupations, current directorships held with other public corporations, as well as directorships during the past five years, their ages and the year first elected as a director of the Company, are set forth below. Certain individual qualifications, experiences and skills of our directors that contribute to the Board’s effectiveness as a whole are also described below.

W.M. “Rusty” Rush

Chairman of the Board since May 2013; Chief Executive Officer of the Company since 2006; President of the Company since 1995; Chief Operating Officer of the Company from 2001 to 2006; and Vice President and Executive Vice President of the Company from 1990 until 1995.

Qualifications:  W.M. “Rusty” Rush’s day-to-day leadership as chief executive officer of the Company, as well as his years of experience at the Company in a variety of functions with increasing responsibility, provides the Board with deep knowledge of the Company’s operations and industry and gives the Board unique insights into the Company’s challenges and opportunities, as well as its day-to-day operations and risks.

Current Directorships: None

Former Directorships: None

Age: 63

Director Since: 1996

Thomas A. Akin

Certified Public Accountant in the audit department of EY from 1976 until 1989; partner and director of the audit department of ADKF, P.C. (formerly known as Akin, Doherty, Klein & Feuge, P.C.), in San Antonio, Texas, since 1991.

Throughout his career, Mr. Akin has served as the client service executive responsible for the independent audit of companies registered with the SEC.

Qualifications:  Mr. Akin’s extensive financial reporting expertise provides the Board with valuable insight into the Company’s financial reporting obligations and internal controls.

Current Directorships: None

Former Directorships: None

Age: 67

Director Since: 2004

Raymond J. Chess

Former Global Vehicle Line Executive for General Motors Co. (“GM”), where he was responsible for global, cross-functional general management of the GM crossover market segment from 2009 to 2012; from 2001 to 2009, he was responsible for GM's commercial truck segment.

Mr. Chess joined GM in 1980 and served in varying capacities, including Vehicle Line Executive, Vehicle Line Director, Chief Manufacturing Engineer, and General Superintendent for Manufacturing Engineering.

Qualifications:  Mr. Chess’s extensive commercial truck experience provides the Board with a manufacturer’s perspective on various issues that are highly beneficial to the Company as it strives to maintain its position as the premier service provider to the commercial vehicle industry.

Current Directorships:
Chairman of the Board of Workhorse Group Inc.

Former Directorships: None

Age: 64

Director Since: January 2014

William H. Cary

President, Chief Operating Officer and a director of GE Capital, the financial services unit of General Electric Company (“GE”), from November 2008 until January 2015; he also served as a Senior Vice President of GE from November 2006 until January 2015; Mr. Cary joined GE in 1986 as a member of the Financial Management Program and served in a variety of financial positions around the world.

Qualifications:  Mr. Cary’s extensive commercial finance experience and leadership experience as an executive officer and director of GE Capital and executive officer of GE provides the Board with valuable insight into many issues and opportunities facing the Company as it strives to maintain its position as the premier service provider to the commercial vehicle industry.

Current Directorships: Ally Financial Inc.

Former Directorships: Synchrony Financial; BRP Inc.

Age: 62

Director Since: January 2015

Dr. Kennon H. Guglielmo

CEO of Genisys Controls, LLC (“Genisys”) since December 2016. Genisys is a privately held company that owns a number of diversified global technology companies, including EControls, which focuses on complete engine control systems and Li-Ion battery technology for the industrial, construction, agriculture, and commercial vehicle markets, amongst other industrial solutions. Dr. Guglielmo was a director of Helios Technologies (NASDAQ: HLIO), formerly known as Sun Hydraulics Corporation (NASDAQ: SNHY) from June 2019 to June 2021, and was also Global Co-Lead of Electronic Controls for Helios from December 2016 to March 2019.  Prior to 2016, Dr. Guglielmo was Co-CEO and CTO of Genisys, and President of EControls, LLC.

Qualifications: Dr. Guglielmo’s technical expertise with respect to engine control systems and his entrepreneurial and business leadership experience provides the Board with valuable insight as the Company evaluates strategic opportunities to expand its portfolio of customer solutions.

Current Directorships: None

Former Directorships: Helios Technologies, Inc.

Age: 55

Director Since: January 2015

Elaine Mendoza

President and CEO of Conceptual MindWorks, Inc. (CMI), a leading informatics company that specializes in providing health-related software, bioinformatics, biotechnology, scientific, and technical solutions to the public and private sectors, which she founded in 1990.

Ms. Mendoza also serves on the Board of Regents of the Texas A&M University System, where she has been a member since 2011 and the Board of Directors of H-E-B, a top retail grocer, since 2020; she was also a director of HCSC, the largest customer-owned health insurer in the United States, from 2015 until 2020, where she served as a member and chair of the Audit Committee and as a member of both the Finance Committee and the Governance and Nominations Committee.

Qualifications: Ms. Mendoza’s demonstrated entrepreneurial success and leadership acumen, in addition to her expertise with respect to technology systems, provides the Board with valuable insight as the Company continues to evaluate and invest in both internal and customer-facing technology solutions in connection with its aftermarket strategic initiatives.

Current Directorships: None

Former Directorships: None

Age: 56

Director Since: October 2019

Troy A. Clarke

President, Chief Executive Officer and a member of the Board of Directors of Navistar International Corp. (“Navistar”) from April 2013 through July 2020 and then served as Executive Chairman from July 2020 through July 2021. He was Chairman of the Board from February 2017 through July 2021. Prior to his position as Chief Executive Officer and President, Mr. Clarke served as President and Chief Operating Officer of Navistar from August 2012 to April 2013, President of the Truck and Engine Group of Navistar from June 2012 to August 2012, President of Asia-Pacific Operations of Navistar, Inc. from 2011 to 2012 and as Senior Vice President of Strategic Initiatives from 2010 to 2011.

Qualifications: Mr. Clarke’s extensive commercial truck experience provides the Board with unique knowledge of a commercial truck manufacturer’s perspective on various issues impacting the industry, including the potential for innovations in transportation companies that may shape the future of our business, which is critical for the Board in assessing the Company’s strategic goals.

Current Directorships: None.

Former Directorships: Navistar, Inc.

Age: 66

Director Since: October 2021

The following matrix provides information regarding the members and nominees of our Board of Directors, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board of Directors believes are relevant to our business. The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it.  In addition, the absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board of Directors.

As of April 4, 2022	Thomas A. Akin	William H. Cary	Raymond J. Chess	Troy A. Clarke	Kennon H. Guglielmo	Elaine Mendoza	W.M. "Rusty" Rush
Knowledge, Skills and Experience
Industry Experience			•	•	•		•
Executive Leadership or Management	•	•	•	•	•	•	•
Information Security/Cybersecurity					•	•
Financial or Audit	•	•		•		•	•
Innovation			•	•	•	•	•
Marketing		•
Risk Management		•			•	•	•
Institutional Knowledge	•						•
Strategy		•	•	•	•	•	•
HR or Training		•
Other Public Boards		•	•
Tenure and Independence
Tenure (years)	18	7	8	1	7	3	26
Independence	•	•	•	•	•	•
Demographics
Race/Ethnicity
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx						•
Native Hawaiian or Pacific Islander
White	•	•	•	•	•		•
Gender Identity
Male	•	•	•	•	•		•
Female						•
Age	67	62	64	66	55	56	63

Our Dual-Class Capital Structure and Certain Proxy Advisers’ Recommendations With Respect to the Vote to Elect our Board of Directors

In the fourth quarter of 2021, both Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), proxy advisors in the U.S., announced new policies that will penalize companies with multi-class capital structures that have unequal voting rights. Glass Lewis’s policies state that they will recommend “against” votes with respect to the chairman of the Nominating and Governance Committee of companies with such capital structures starting in 2022, while ISS’s policy will be to recommend “withhold” or “against” votes with respect to some or all directors of companies with such a capital structure starting in 2023. We have had a shareholder-approved dual-class capital structure with unequal voting rights since 2002. We believe that maintaining our multi-class structure serves a very important business purpose for us, and it was for this reason that our shareholders approved its creation after our initial public offering.

In considering our dual class capital structure, we believe it is important to note that a substantial portion of our revenue has historically been, and is presently, generated from our nationwide network of commercial vehicle dealerships. In particular, during 2021, the majority of our revenues resulted from sales of commercial vehicles purchased from Peterbilt and parts purchased from PACCAR Parts. Accordingly, maintaining the effectiveness of our critical dealer contracts, including our contracts with Peterbilt, is an important part of our business. Importantly, our contracts with Peterbilt require that certain persons (the “Dealer Principals”) own at least 22% of our voting stock (this percentage was reduced from 30% to the present level in 2012 by agreement with Peterbilt). This percentage ownership requirement presented challenges to becoming, and maintaining our status as, a public company; if we had only a single class of voting stock, the percentage ownership requirement would necessarily limit the percentage of our shares that could be owned by persons other than the Dealer Principals. Our dual-class, unequal voting structure allows us to address this challenge through the Dealer Principals’ ownership of Class B Common Stock (which has one vote per share), while still allowing broad economic participation by persons other than the Dealer Principals through such other persons’ ownership of our Class A Common Stock (which has 1/20 vote per share).

In addition to this sound business reason for creating and maintaining our dual-class stock structure, there are factors that distinguish us from many of the other public companies that maintain a similar capital structure. First, unlike many other multi-class stock companies, we did not establish our multi-class structure at, or prior to, our initial public offering. Instead, we established the structure following our initial public offering, and we sought and obtained our shareholders’ consent to this structure in 2002. Second, our Dealer Principals (and other executive officers and members of our Board of Directors) own both Class A and Class B common stock representing approximately 37.6% of the total voting stock of the Company. This ownership percentage, while significant, does not give management the ability to fully control shareholder votes like many other companies with multi-class capital structures with unequal voting rights, where the management of such companies own 50% or more of the voting stock. Finally, unlike many other companies with similar capital structures, our Class B Common Stock is publicly traded, and can be purchased by the public, including by holders of our Class A Common Stock.

While we understand and appreciate the reasons behind ISS’s and Glass-Lewis’s policies regarding multi-class, unequal vote structures generally, we would simply note that, as described above, our situation differs significantly from the typical situation that we believe such policies were intended to address. We respectfully ask you to consider those important differences and the reasons for them in casting your votes for our director nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE DIRECTOR NOMINEES.

If any director nominee becomes unavailable for election, which is not anticipated, the named proxies will vote for the election of such other person as the Board of Directors may nominate, unless the Board of Directors resolves to reduce the number of directors to serve on the Board of Directors and thereby reduce the number of directors to be elected at the Annual Meeting.

2.         Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2022

The Audit Committee has appointed the firm of Ernst & Young LLP (“EY”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Although shareholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the shareholders of the Company for ratification at the Annual Meeting. EY has served as the Company’s independent public accounting firm for the fiscal years 2002 through 2021 and is considered by management of the Company to be well-qualified. If the shareholders do not ratify the appointment of EY, the Audit Committee may reconsider their appointment.

Representatives of EY are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and we expect them to be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022.

COMPANY INFORMATION

The Board’s Committees and Their Functions

The business of the Company is managed under the direction of the Board of Directors. The Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are the three standing committees of the Board of Directors. The charters for the three standing committees of the Board of Directors are available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Audit Committee – During 2021, the Company’s Audit Committee consisted of the following directors: Thomas A. Akin, Chairman of the Audit Committee, William H. Cary, Dr. Kennon H. Guglielmo and Elaine Mendoza. The Audit Committee met four times during 2021. The Board of Directors has determined that each member of the Audit Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market and applicable SEC rules and regulations. The Board of Directors has also determined that each member of the Audit Committee is financially literate and that Messrs. Akin and Cary and Ms. Mendoza each have the attributes of an “Audit Committee Financial Expert,” as defined in applicable SEC regulations.

As set forth in more detail in the Audit Committee charter, the Audit Committee’s purpose is to assist the Board of Directors in its oversight responsibilities related to the quality and integrity of the Company’s accounting, auditing and financial reporting practices. The specific responsibilities of the Audit Committee include:

●

Reviewing and discussing with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements of the Company, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations therein;

●	Appointing, compensating, overseeing and terminating the Company’s independent registered public accounting firm;

●	Approving all audit and non-audit services to be provided by the independent registered public accounting firm;

●	Reviewing the integrity of the Company’s external financial reporting processes and internal controls over financial reporting;

●

Reviewing and approving all related-person transactions (as defined by the SEC) as required by the SEC and the NASDAQ® Global Select Market, and periodically reassessing these transactions to ensure their continued appropriateness;

●	Discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

●

At least annually, and as otherwise required, reviewing with the General Counsel legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance with applicable rules and regulations, and any material reports or inquiries received from regulators or governmental agencies;

●

Meeting at least annually, and as otherwise required, with the Company’s Chief Ethics and Compliance Officer to review the implementation and effectiveness of the Company’s ethics and compliance program;

●	Meeting at least annually, and as otherwise required, with the Chief Financial Officer and representatives of the independent auditor in separate executive sessions;

●	Preparing the Audit Committee Report for inclusion in the Company’s annual proxy statements; and

●	Complying with all other responsibilities and duties set forth in the Audit Committee charter.

For more information regarding the Audit Committee, please refer to the Audit Committee Report contained in this proxy statement.

Compensation Committee – During 2021, the Company’s Compensation Committee consisted of the following directors: William H. Cary, Chairman of the Compensation Committee, Thomas A. Akin, James C. Underwood and Raymond J. Chess. Effective March 2, 2022, Mr. Underwood retired from his position as a member of the Board of Directors. The Compensation Committee met five times during 2021. The Board of Directors has determined that each member of the Compensation Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market and applicable SEC rules and regulations.

The specific responsibilities of the Compensation Committee include:

●	Administering the Company’s compensation philosophy and programs and reviewing and modifying such philosophy and programs as necessary;

●

Reviewing and approving all compensation for the Company’s directors and executive officers, including the Company’s Chief Executive Officer, and supervising all bonus and equity-based compensation awards to all Company employees;

●	Supervising the administration of the Company’s incentive compensation and equity-based compensation plans;

●	Overseeing, reviewing and discussing with management the preparation of the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement;

●	Preparing the Compensation Committee Report for inclusion in the Company’s proxy statement;

●	Appointing, compensating, overseeing and terminating the Compensation Committee’s compensation consultants and other advisors;

●	Considering the independence of any compensation consultant, independent legal counsel or other advisor prior to retaining or obtaining the advice from such advisor; and

●	Complying with all other responsibilities and duties set forth in the Compensation Committee charter.

The Compensation Committee may establish subcommittees of one or more members, and delegate its authority and responsibilities to such subcommittees, when appropriate and in accordance with applicable rules and regulations. The Compensation Committee may also engage compensation consultants and other advisors, from time to time, to advise the Compensation Committee on executive compensation practices and policies or any other matters within the scope of its charter.

Compensation Committee Interlocks and Insider Participation – During the 2021 fiscal year, none of the Company’s executive officers served on either the Company’s Compensation Committee or the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on the Company’s Compensation Committee or Board of Directors. No current or past officer or employee of the Company served on the Compensation Committee during the 2021 fiscal year.

For more information regarding the Compensation Committee, please refer to the Compensation Committee Report contained in this proxy statement.

Nominating and Governance Committee – During 2021, the Company’s Nominating and Governance Committee consisted of the following directors: Dr. Kennon H. Guglielmo, Chairman of the Nominating and Governance Committee, Raymond J. Chess, James C. Underwood and Elaine Mendoza. Effective March 2, 2022, Mr. Underwood retired from his position as a member of the Board of Directors. The Nominating and Governance Committee met four times during 2021. The Board of Directors has determined that each member of the Nominating and Governance Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market.

The specific responsibilities of the Nominating and Governance Committee include:

●	Identifying individuals believed to be qualified to become members of the Board of Directors and recommending qualified individuals to the Board of Directors to stand for election as directors;

●	Recommending individuals to fill vacancies on the Board of Directors;

●	Identifying and recommending directors qualified to fill vacancies on any committee of the Board of Directors;

●	Making recommendations to the Board of Directors from time to time regarding changes to the size of the Board of Directors or any committee thereof;

●	Developing, reviewing and reassessing the adequacy of corporate governance guidelines for the Company;

●	Reviewing matters related to the Company’s environment, social and corporate governance policies;

●	Assessing annually the performance of the Board of Directors and receiving comments from all directors related to such annual performance review;

●	Developing succession planning policies and principles for the Company’s Chief Executive Officer; and

●	Complying with all other responsibilities and duties set forth in the Nominating and Governance Committee charter.

Director Independence Determinations

Our Board of Directors has established independence guidelines that are described in our Corporate Governance Guidelines. The independence guidelines require a finding that the individual director satisfies all of the independence standards of the NASDAQ® Global Select Market. In accordance with its charter, and as set forth above, the Nominating and Governance Committee has reviewed the independence of all nonemployee director nominees and reported its findings to the Board of Directors, which affirmatively determined that Ms. Mendoza and Messrs. Akin, Chess, Cary, Clarke and Dr. Guglielmo are independent.

In making its determination on the independence of each nonemployee director, all transactions and relationships between each director or any member of his or her immediate family and the Company, its subsidiaries and management are reviewed based on information requested from and provided by each director on an annual basis.

Board Leadership Structure

W.M. “Rusty” Rush serves as the Chairman of the Board, President and Chief Executive Officer of the Company. The Board of Directors of the Company has determined that the appointment of our President and Chief Executive Officer as the Chairman of the Board of the Company promotes a unity of vision for the Company as it implements its strategic objectives. In addition, the President and Chief Executive Officer is the director most familiar with our business and operations and is uniquely situated to lead discussions on important matters affecting the business of the Company, as well as its day-to-day operations and risks. The Board of Directors believes that the Company is best served by a Chairman of the Board who is actively involved with the Company and is therefore able to bring a great depth of knowledge about the Company to the role. Mr. Rush has served as President of the Company since 1995 and Chief Executive Officer of the Company since 2006. He has overseen all day-to-day operations of the Company since 2001, when he was named the Company’s Chief Operating Officer. Consequently, the Board of Directors has determined that Mr. Rush is uniquely able to serve as Chairman of the Board. By combining the Chairman of the Board with the President and Chief Executive Officer positions, the Board of Directors believes that there is a firm link between management and the Board which promotes the development and implementation of our strategic goals. Additionally, Mr. Rush serving as Chairman of the Board, President and Chief Executive Officer demonstrates to the manufacturers the Company represents and the Company’s customers, shareholders and employees that the Company is under stable leadership.

Our Board of Directors does not have a designated “lead independent director.” The Board of Directors has determined that the appointment of a lead independent director is not necessary because each of the independent directors plays an active role in Board matters. Notwithstanding the above, the Company’s nonemployee directors communicate frequently and hold regular executive sessions with the appropriate nonemployee director presiding over each such meeting depending on the topics to be discussed.

Communications with Directors

The Board of Directors welcomes input and suggestions from shareholders and other interested parties by mail at Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, or through the Company’s Ethics Helpline at (877) 888-0002. Interested parties may direct their input or suggestions to specific directors, the standing committees of the Board of Directors, or all of the members of the Board of Directors.

To communicate to the Audit Committee issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, you may anonymously and, to the extent provided by law, confidentially contact the Audit Committee by calling the Company’s Ethics Helpline at (877) 888-0002.

Corporate Governance Documents

Code of Conduct for Employees and Directors – The Company has adopted the Rush Driving Principles, a code of conduct that applies to all Company officers, directors and employees. The Rush Driving Principles are available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Code of Ethics for Senior Financial Officers – The Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and other employees performing similar functions, including the Principal Accounting Officer. Only the Board of Directors (or the Audit Committee or other appropriate committee thereof) can amend or grant waivers from the provisions of the Code of Ethics for Senior Financial Officers, and any such amendments or waivers will be promptly posted on the Company’s website or otherwise disclosed as required by applicable laws, rules or regulations. The Code of Ethics for Senior Financial Officers is available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Corporate Governance Guidelines – The Company had adopted the Rush Enterprises, Inc. Corporate Governance Guidelines, which reflect the Board of Directors’ commitment to oversee the effectiveness of policy and decision-making both at the Board of Directors and management level and to provide general direction to management of the Company. The Rush Enterprises, Inc. Corporate Governance Guidelines are available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Nomination of Candidates for Director

Identification and Evaluation of Director Candidates

The Nominating and Governance Committee strives to identify future potential directors sufficiently in advance so that the Nominating and Governance Committee can provide both the candidates and the Board of Directors ample opportunity to evaluate one another and the candidates’ potential service on the Board of Directors. With respect to potential Board candidates identified by management, individual directors, shareholders or others, the Nominating and Governance Committee makes a preliminary review of the candidate’s background, career experience and qualifications based on publicly available information or information provided by the person who identifies the candidate. If a consensus is reached by the Nominating and Governance Committee that a particular candidate would likely contribute positively to the Board of Directors’ mix of skills and experiences, and a Board vacancy exists or is likely to occur in the foreseeable future, the candidate is contacted to confirm his or her interest and willingness to serve. Members of the Nominating and Governance Committee conduct in-person interviews and may invite executive officers of the Company to interview the candidate to assess his or her overall qualifications. In the context of the current composition and needs of the Board of Directors and its committees, the Nominating and Governance Committee considers factors such as independence, judgment, skill, diversity, experience with businesses and other organizations of comparable size, experience as an officer of a publicly traded company, the interplay of the candidate’s experience with the experience of other members of the Board of Directors and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees thereof. The Board of Directors believes that diversity, in terms of a candidate’s gender, race, ethnicity, differences in backgrounds, experiences, and personal characteristics, is important to the effectiveness of the Board of Directors’ oversight of the Company. Accordingly, the Board of Directors is committed to seeking out highly qualified diverse candidates in each search for new candidates that the Board of Directors undertakes and has tasked the Nominating and Governance Committee with ensuring that such candidates are included. Whether such search is conducted internally or with the help of a third-party consultant, the Nominating and Governance Committee will consider a candidate’s race, gender, and ethnicity and such other factors as the Board of Directors deems appropriate.

At the conclusion of this identification and evaluation process, the Nominating and Governance Committee reaches a conclusion and reports the results of its review to the full Board of Directors. The report includes a recommendation whether the candidate should be nominated for election to the Board of Directors. This procedure is the same for all candidates, including director candidates identified by shareholders.

Shareholder Nominations of Candidates for Director

The Nominating and Governance Committee will consider all candidates for director properly recommended by shareholders. The Nominating and Governance Committee, in its sole discretion, will determine whether candidates recommended by shareholders are qualified to become a member of the Board of Directors. Candidates recommended by shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, Chief Executive Officer, other executive officers, third-party search firms and other sources.

Any shareholder wishing to submit a candidate for the Nominating and Governance Committee’s consideration should send the following information to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone:

●	The shareholder’s name, number and class of shares of our Common Stock owned, length of period held and proof of ownership;

●	Name, age and address of the candidate;

●

A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history and material outside commitments (i.e., memberships on other boards and committees, charitable foundations, etc.);

●

Any information relating to the candidate that is required by the rules and regulations of the NASDAQ® Global Select Market and the SEC to be disclosed in the solicitation of proxies for election of directors; and

●	A description of any arrangements or understandings between the shareholder and the candidate.

Minimum Qualifications for Director Nominees and Board Member Attributes

Persons considered for Board positions should, at a minimum, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. To comply with regulatory requirements, a majority of the members of the Company’s Board of Directors must qualify as independent members under the listing standards of the NASDAQ® Global Select Market, all of the members of the Audit Committee must be financially literate, and one or more members of the Company’s Audit Committee must qualify as an “Audit Committee Financial Expert” as such term is defined by applicable regulations of the SEC.

Policies Affecting Members of the Board of Directors

Members of the Company’s Board of Directors are prohibited from serving on the board of directors of more than four public companies. Additionally, if a member of the Board of Directors changes jobs, he or she is required to notify the Nominating and Governance Committee. The Nominating and Governance Committee shall review the appropriateness of the director remaining on the Company’s Board of Directors given the director’s change in job. If the Nominating and Governance Committee concludes that it would be inappropriate for the affected director to remain on the Board of Directors, then the Nominating and Governance Committee shall ask the affected director to resign from the Company’s Board of Directors. The affected director is expected to act in accordance with the Nominating and Governance Committee’s recommendation. Any director nominee who is elected or appointed to the Board of Directors for the first time after February 21, 2008, will be required to submit a letter of resignation to the Board of Directors to be effective upon acceptance by the Board of Directors each year after they reach the age of 72. Such letters of resignation will be considered by the Board of Directors, but the Board of Directors may choose not to accept any such letter of resignation if it believes that it is in the best interest of the Company for the director who submitted the letter of resignation to continue to serve on the Company’s Board of Directors.

Effective February 23, 2015, members of the Company’s Board of Directors who are not also officers of the Company are expected to own and hold shares of the Company’s Common Stock equal to five times the value of each of their respective annual cash retainer. Each current director and any new directors will be given five years from the date of their first appointment or election to the Board of Directors to comply with these stock ownership guidelines. As of December 31, 2021, each of the directors then serving was in compliance with or on target to meet the stock ownership guidelines.

Meetings of the Board of Directors

During 2021, the Board of Directors met 10 times. Each of the current directors attended at least 75% of the meetings of the Board of Directors and committees of which he or she was a member. The Board of Directors regularly schedules a meeting to occur the day of the annual meeting of shareholders. Although the Company has no formal policy on director attendance at annual meetings, this scheduling facilitates their attendance. All of the directors then serving attended the Company’s 2021 Annual Meeting of Shareholders, and all directors currently in office are expected to attend the 2022 Annual Meeting of Shareholders.

The nonemployee directors hold executive sessions at least two times per year during regularly scheduled Board meetings. Different nonemployee directors preside over these executive sessions depending on the topics to be discussed.

Board’s Role in Risk Oversight

The Board of Directors is responsible for the Company’s risk oversight function. The Board of Directors, with the assistance of its standing committees, Chief Executive Officer, Chief Financial Officer, General Counsel and other officers of the Company, regularly identifies, evaluates and discusses the material enterprise risks that could impact the Company’s operations and tactical and strategic decisions. These enterprise risks include operational, financial, legal, regulatory, market and reputational risks.

The Board of Directors oversees planning and responding to risks arising from changing business conditions or the initiation of new products or services. The Board of Directors also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and governmental authorities, and overseeing management’s conformance with internal policies and controls addressing the material enterprise risks of the Company’s activities, including cybersecurity risks. The Board of Directors receives periodic reviews of the Company’s risk management policies and controls.

The Board of Directors believes its risk oversight function is enhanced by the leadership structure of the Company’s Board of Directors. W.M. “Rusty” Rush serves as the Chairman of the Board, President and Chief Executive Officer of the Company. As a result of the Chairman’s in-depth knowledge of the Company’s operations and industry, the Board of Directors has greater insight into the Company’s operations and risks. Mr. Rush’s unique depth of knowledge, experience and expertise give the Board a more complete and holistic view of the material risks of the Company.

Corporate Responsibility – Environmental, Social and Governance Matters

The Board of Directors has designated the Nominating and Governance Committee with the responsibility of overseeing and developing our environmental, social and governance (“ESG”) strategy. The Board of Directors and management recognize that the sustainability and societal impact of an investment in our Company is of critical importance to many investors. We believe that monitoring and taking action to address the ESG factors utilized by investors to measure the sustainability and societal impact of investments benefits all of our stakeholders, including our employees, customers, communities and shareholders, and are essential to the sustainable growth of the Company. Our Corporate Responsibility Report, which contains all of our most recent ESG disclosures, is available at the “Investor Relations – Corporate Governance” section of the Company’s website at https://www.rushenterprises.com/corporate-responsibility. Our Corporate Responsibility Report is not part of this proxy statement, is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein. Furthermore, references to our website URLs are intended to be inactive textual references only.

Risk-Related Compensation Policies and Practices

As part of its annual review of the executive compensation program, the Compensation Committee assessed the risk profile of its executive and nonexecutive compensation programs to determine if any of them created undesired or excessive risks of a material nature. With the assistance of the Chief Executive Officer, Chief Financial Officer and General Counsel, the Compensation Committee (a) reviewed the Company’s compensation policies and practices for employees generally, (b) identified the risks that could result from such policies and practices, (c) identified the risk mitigators and controls and (d) analyzed the potential risks against the risk mitigators and controls and the Company’s business strategy and objectives.

In performing the assessment and reaching its conclusion, the Compensation Committee noted the following factors that reduce the likelihood of undesired or excessive risk-taking:

●	The Company’s overall compensation levels are competitive with the market;

●	The Company’s compensation practices and polices appropriately balance base pay versus variable pay and short-term versus long-term incentives;

●	The Company’s implementation of stock ownership guidelines;

●	The Compensation Committee’s oversight of equity compensation plans; and

●	The high level of Board involvement in approving material investments and capital expenditures.

Based on its analysis, the Compensation Committee believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Officers

Set forth below is information with respect to each executive officer of the Company as of April 4, 2022.

Name	Age	Position
W.M. “Rusty” Rush	63	Chairman of the Board, President and Chief Executive Officer
Michael J. McRoberts	63	Chief Operating Officer
Steven L. Keller	52	Chief Financial Officer and Treasurer
Derrek Weaver	49	Executive Vice President
Scott Anderson	64	Senior Vice President – Finance, Insurance and Leasing

W.M. “Rusty” Rush has served as President of the Company since 1995 and Chief Executive Officer of the Company since 2006. He has overseen all day-to-day operations of the Company since 2001, when he was named the Company’s Chief Operating Officer. Mr. Rush served as Vice President and Executive Vice President of the Company from 1990 until November 1995 when he began his service as President of the Company. He was appointed Chairman of the Board in May 2013.

Michael J. McRoberts was appointed to the position of Chief Operating Officer in July 2016. Prior to his promotion, he served as Senior Vice President – Dealer Operations from March 2013 to July 2016. Mr. McRoberts joined the Company in 2011 and served as Regional Manager for Rush Truck Centers in California from 2011 to 2013. Mr. McRoberts served as the Vice President – General Manager and Chief Operating Officer for the Scully Companies, a regional full-service leasing and dedicated contract carriage organization, from 2006 until he joined the Company in 2011. Mr. McRoberts’s background also includes 13 years of experience with other commercial vehicle dealerships serving in various positions including Chief Financial Officer and President. Mr. McRoberts has a Bachelor of Science in Accounting from Southern Illinois University.

Steven L. Keller has served as Chief Financial Officer and Treasurer of the Company since April 2011. In March 2007, Mr. Keller was promoted to Vice President, Chief Financial Officer and Treasurer of the Company after being intimately involved in the Company’s finance and accounting functions since 1997, with responsibility for financial analysis and planning, business acquisitions, SEC reporting, investor relations and corporate taxes. Prior to joining the Company, Mr. Keller, a Certified Public Accountant, worked in the San Antonio office of Ernst & Young LLP and obtained a Bachelor of Business Administration in Accounting from St. Mary's University in San Antonio, Texas.

Derrek Weaver was appointed to the position of Executive Vice President in March 2017. Prior to his promotion, he served as Senior Vice President, General Counsel and Corporate Secretary of the Company from April 2011 to March 2017. Mr. Weaver previously served as Vice President of Legal Affairs and Chief Compliance Officer from February 2005 until he was named Vice President and General Counsel of the Company in April 2010. Prior to joining the Company, Mr. Weaver was an associate attorney at Fulbright & Jaworski L.L.P. (now known as Norton Rose Fulbright US LLP). Mr. Weaver received a Bachelor of Science in Mechanical Engineering from the University of Colorado at Boulder and a Doctor of Jurisprudence from the Texas Tech University School of Law.

Scott Anderson has served as Senior Vice President – Finance, Insurance and Leasing of the Company since 2007. He served as Vice President – Finance and Insurance of the Company from 2005 until his promotion to Senior Vice President – Finance and Insurance in February 2006. Prior to joining the Company, Mr. Anderson served as Manager of Continental European Operations for CIT Group from 2004 to 2005 and was Managing Director of European Commercial Finance for Associates Capital Corp from 1998 to 2004. Mr. Anderson has over 40 years of experience in the commercial equipment finance industry.

Each of the Company’s executive officers was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his successor is appointed or until his earlier resignation or removal in accordance with applicable law. Mr. Weaver resigned from his position as Executive Vice President effective on March 31, 2021, but will remain an employee of the Company in a non-executive capacity in the position of Special Counsel.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

Security Ownership of Certain Beneficial Owners

The table below sets forth certain information with respect to each person or entity known by us to beneficially own more than five percent (5%) of either class of Common Stock as of March 15, 2022. Beneficial ownership of our Common Stock has been determined in accordance with the applicable rules and regulations of the SEC. The percentage of total voting power is based on 1/20th of one vote for each share of Class A Common Stock, and one vote for each share of Class B Common Stock, beneficially owned by each person.

	Class A Common Stock		Class B Common Stock
Name and Address	Shares	% of Class	Shares	% of Class	% Total Voting Power(1)
Estate of W. Marvin Rush(2)	19,721	*	5,183,975	38.8	33.2
W.M. “Rusty” Rush(3)	406,352	*	5,264,890	39.4	33.8
3MR Partners, L.P.(4)	4,123	*	4,504,123	33.7	28.8
GAMCO Investors, Inc. ET AL.(5)	110,802	*	1,274,685	9.5	8.2
Dimensional Fund Advisors LP(6)	3,052,294	6.8	991,940	7.4	7.3
The Vanguard Group(7)	5,104,475	11.4	−	*	1.6
BlackRock, Inc.(8)	3,068,330	6.8	−	*	1.0
Wellington Management Group LLP (9)	2,730,817	6.1	−	*	*
T. Rowe Price.(10)	2,447,920	5.4	−	*	*
FMR LLC(11)	2,319,385	5.2	−	*	*

*	Represents less than 1% of the issued and outstanding shares of the respective class of Common Stock or total voting power.

(1)

Based on a total of (a) 42,925,471 shares of Class A Common Stock and 13,376,943 shares of Class B Common Stock outstanding on March 15, 2022 and (b) 1,814,612 shares of Class A Common Stock underlying vested options and options that will vest within 60 days of March 15, 2022 (collectively referred to herein as “Vested Options”).

(2)

Includes 4,123 shares of Class A Common Stock and 4,504,123 shares of Class B Common Stock held by 3MR Partners, L.P., of which the estate of W. Marvin Rush and W.M. “Rusty” Rush are general partners and over which they share voting and dispositive power. The estate of W. Marvin Rush and W.M. “Rusty” Rush each disclaim individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of their respective actual ownership interest in 3MR Partners, L.P. Also see footnote (4) below and the Note Regarding Rush Family Holdings on page 26 below. For the exclusive purpose of this proxy statement, the address of the estate of W. Marvin Rush is Rush Enterprises, Inc., c/o the estate of W. Marvin Rush, 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

(3)

Includes (a) 277,500 shares of Class A Common Stock with respect to Vested Options and (b) 4,123 shares of Class A Common Stock and 4,504,123 shares of Class B Common Stock held by 3MR Partners, L.P., of which W.M. “Rusty” Rush and the estate of W. Marvin Rush are general partners and over which they share voting and dispositive power. W.M. “Rusty” Rush and the estate of W. Marvin Rush each disclaim individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of their respective actual ownership interest in 3MR Partners, L.P. Also see footnote (4) below and the Note Regarding Rush Family Holdings on page 26 below. The address of W.M. “Rusty” Rush is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130. Also includes 145,833 shares of Class B Common Stock with respect to unvested restricted stock. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Rush Enterprises, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan), which are voted by the Company in accordance with the Company’s Board of Directors’ voting recommendations on each matter that is subject to a vote of the Company’s shareholders.

(4)

The address of 3MR Partners, L.P. is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130. As general partners, the estate of W. Marvin Rush and W.M. “Rusty” Rush have shared power to vote and dispose of or direct the vote and disposition of all of these shares.

(5)

GAMCO Investors, Inc., together with certain affiliates and subsidiaries, including Gabelli Funds, LLC, GAMCO Asset Management, Inc. and Teton Advisors, Inc., has (a) sole voting power of 92,802 shares of Class A Common Stock and 1,264,685 shares of Class B Common Stock and (b) sole dispositive power of 110,802 shares of Class A Common Stock and 1,274,685 shares of Class B Common Stock. The address of GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580.  This information is based solely on information contained in GAMCO Investors, Inc.’s and certain of its affiliates’ Schedule 13F filed with the SEC on February 11, 2022, by each of GAMCO Investors, Inc., Gabelli Funds, LLC and Teton Advisors, Inc. Neither GAMCO Investors, Inc. nor its affiliates and subsidiaries are affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by GAMCO Investors, Inc. and its affiliates and subsidiaries.

(6)

Dimensional Fund Advisors LP has (a) sole voting power of 2,992,288 shares of Class A Common Stock and 980,364 shares of Class B Common Stock and (b) sole dispositive power of 3,052,294 shares of Class A Common Stock and 991,940 shares of Class B Common Stock. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. This information is based solely on information contained in Schedule 13G/A14 and 13G/A15, filed with the SEC on February 8, 2022. Dimensional Fund Advisors LP is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Dimensional Fund Advisors LP.

(7)

The Vanguard Group has (a) sole voting power of zero shares of Class A Common Stock and (b) sole dispositive power of 5,033,688 shares of Class A Common Stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. This information is based solely on information contained in Schedule 13G/A9, filed with the SEC on February 10, 2022. The Vanguard Group is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by The Vanguard Group.

(8)

BlackRock, Inc., together with certain of its subsidiaries, has (a) sole voting power of 2,972,611 shares of Class A Common Stock and (b) sole dispositive power of 3,068,330 shares of Class A Common Stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. This information is based solely on information contained in Schedule 13G/A12, filed with the SEC on February 1, 2022. Neither BlackRock, Inc. nor any of its subsidiaries listed in Schedule 13G/A12 are affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by BlackRock, Inc. and its subsidiaries.

(9)

Wellington Management Group LLP, together with certain of its subsidiaries, has (a) sole voting power of 0 shares of Class A Common Stock and (b) sole dispositive power of zero shares of Class A Common Stock. The address of Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210. This information is based solely on information contained in Schedule 13G/A2, filed with the SEC on February 4, 2022. Neither Wellington Management Group LLP nor any of its subsidiaries listed in Schedule 13G/A2 are affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Wellington Management Group LLP and its subsidiaries.

(10)

T. Rowe Price Associates, Inc. has (a) sole voting power of 783,588 shares of Class A Common Stock and (b) sole dispositive power of 2,447,920 shares of Class A Common Stock. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. This information is based solely on information contained in Schedule 13G/A1, filed with the SEC on February 14, 2022. T. Rowe Price Associates, Inc. is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by T. Rowe Price Associates, Inc.

(11)

FMR LLC, together with certain of its subsidiaries, has (a) sole voting power of 696,030 shares of Class A Common Stock and (b) sole dispositive power of 2,319,385 shares of Class A Common Stock. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. This information is based solely on information contained in Schedule 13G, filed with the SEC on February 9, 2022. Neither FMR LLC nor any of its subsidiaries listed in Schedule 13G are affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by FMR LLC and its subsidiaries

Security Ownership of our Executive Officers and Directors

The table below sets forth certain information as of March 16, 2021 with respect to our Common Stock that is beneficially owned by each director and named executive officer and all of our directors and executive officers as a group. Beneficial ownership of our Common Stock has been determined in accordance with the applicable rules and regulations of the SEC. The percentage of total voting power is based on 1/20th of one vote for each share of Class A Common Stock, and one vote for each share of Class B Common Stock, beneficially owned by each person. Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name.

	Class A Common Stock		Class B Common Stock
Name and Address(1)	Shares	% of Class	Shares	% of Class	% Total Voting Power(2)
W.M. “Rusty” Rush(3)	406,352	*	5,264,890	39.4	33.8
Thomas A. Akin	205,652	*	−	*	*
James C. Underwood	51,205	*	−	*	*
Raymond J. Chess	28,117	*	−	*	*
William H. Cary	24,146	*	−	*	*
Dr. Kennon H. Guglielmo	38,521	*	−	*	*
Elaine Mendoza	6,742	*	−	*	*
Troy A. Clarke	1,350	*	−	*	*
Michael J. McRoberts(4)	67,421	*	155,482	1.2	1.0
Steven L. Keller(5)	158,961	*	142,574	1.1	1.0
Derrek Weaver(6)	45,369	*	159,248	1.2	1.0
Scott Anderson(7)	20,594	*	96,343	*	*
All executive officers and directors as a group (8)	1,054,430	2.3	5,818,537	43.5	37.6

*	Represents less than 1% of the issued and outstanding shares of the respective class of Common Stock or total voting power.

(1)	Except as otherwise noted, the business address of the named beneficial owner is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

(2)

Based on a total of (a) 42,925,471 shares of Class A Common Stock and 13,376,943 shares of Class B Common Stock outstanding on March 15, 2022 and (b) 1,814,612 shares of Class A Common Stock underlying vested options and options that will vest within 60 days of March 15, 2022 (collectively referred to herein as “Vested Options”).

(3)

Includes (a) 277,500 shares of Class A Common Stock with respect to Vested Options and (b) 4,124 shares of Class A Common Stock and 4,504,124 shares of Class B Common Stock held by 3MR Partners, L.P., of which W.M. “Rusty” Rush and the estate of W. Marvin Rush are general partners and over which they share voting and dispositive power. W.M. “Rusty” Rush and the estate of W. Marvin Rush each disclaim individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of their respective actual ownership interest in 3MR Partners, L.P. Also see the Note Regarding Rush Family Holdings below. Also includes 145,833 shares of Class B Common Stock with respect to unvested restricted stock. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Deferred Compensation Plan, which are voted by the Company in accordance with the Company’s Board of Directors’ voting recommendations on each matter that is subject to a vote of the Company’s shareholders.

(4)

Includes 57,001 shares of Class A Common Stock with respect to Vested Options. Also includes 51,833 shares of Class B Common Stock with respect to unvested restricted stock. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Deferred Compensation Plan, which are voted by the Company in accordance with the Company’s Board of Directors’ voting recommendations on each matter that is subject to a vote of the Company’s shareholders.

(5)

Includes 102,001 shares of Class A Common Stock with respect to Vested Options. Also includes 34,499 shares of Class B Common Stock with respect to unvested restricted stock. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Deferred Compensation Plan, which are voted by the Company in accordance with the Company’s Board of Directors’ voting recommendations on each matter that is subject to a vote of the Company’s shareholders.

(6)

Includes 36,500 shares of Class A Common Stock with respect to Vested Options. Also includes 34,500 shares of Class B Common Stock with respect to unvested restricted stock. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Deferred Compensation Plan, which are voted by the Company in accordance with the Company’s Board of Directors’ voting recommendations on each matter that is subject to a vote of the Company’s shareholders.

(7)

Includes 14,998 shares of Class A Common Stock with respect to Vested Options. Also includes 29,033 shares of Class B Common Stock with respect to unvested restricted stock. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Deferred Compensation Plan, which are voted by the Company in accordance with the Company’s Board of Directors’ voting recommendations on each matter that is subject to a vote of the Company’s shareholders.

(8)

Reflects information above; provided, however, that shares reflected more than once in the table above with respect to W.M. “Rusty” Rush are only reflected once in this line. See the Note Regarding Rush Family Holdings below. Also includes 295,697 shares of Class B Common Stock with respect to unvested restricted stock. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Deferred Compensation Plan, which are voted by the Company in accordance with the Company’s Board of Directors’ voting recommendations on each matter that is subject to a vote of the Company’s shareholders

Note Regarding Rush Family Holdings

SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in the same shares being listed multiple times in the tables above. The 4,123 shares of Class A Common Stock and the 4,504,123 shares of Class B Common Stock held by 3MR Partners, L.P. are included four times in the above tables under the names of the estate of W. Marvin Rush and W.M. “Rusty” Rush (that is, there are only 4,123 shares of Class A Common Stock and 4,504,123 shares of Class B Common Stock rather than 16,492 shares of Class A Common Stock and 18,016,492 shares of Class B Common Stock). For purposes of the above tables, removing the shares counted multiple times results in an aggregate total ownership of 1.0% of outstanding Class A Common Stock and 44.9% of outstanding Class B Common Stock for the estate of W. Marvin Rush, W.M. “Rusty” Rush and 3MR Partners, L.P. The estate of W. Marvin Rush and W.M. “Rusty” Rush each disclaim beneficial ownership over shares owned by other members of the Rush family and 3MR Partners, L.P., except as specifically disclosed in the footnotes above. W.M. “Rusty” Rush is the son of W. Marvin Rush, who passed away in May 2018.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis provides information regarding our executive compensation program in 2021 for the following executive officers of the Company (collectively, the “named executive officers”):

●	W.M. “Rusty” Rush, our Chairman of the Board of Directors, President and Chief Executive Officer;

●	Michael J. McRoberts, our Chief Operating Officer;

●	Steven L. Keller, our Chief Financial Officer and Treasurer;

●	Derrek Weaver, our Executive Vice President; and

●	Scott Anderson, Senior Vice President – Finance, Insurance and Leasing.

Pursuant to the Company’s Amended and Restated Bylaws, the Chairman of the Board is an executive officer of the Company.

2021 Financial Highlights

In 2021, we achieved revenues of $5.1 billion and record-high net income of $241.4 million, or $4.17 per diluted share. Our ability to successfully manage company-wide expenses contributed to our annual earnings per share more than doubling compared to 2020. Our annual absorption ratio was 129.8%. We returned a total of $75.2 million of capital to our shareholders in 2021 in the form of quarterly cash dividend payments totaling $41.1 million and common stock repurchases totaling $34.1 million. Additionally, during 2021 we paid off all of our remaining real estate debt and paid the majority of the purchase price of our acquisitions in cash, including The Summit Truck Group acquisition in which we acquired 17 new dealerships. After returning capital to shareholders, paying off our real estate debt and paying the majority of the purchase price of acquisitions in cash, we ended 2021 in a strong financial position with $148.0 million in cash. Given the supply chain challenges our industry faced this past year, we are pleased with our strong financial results in 2021. We believe our financial results demonstrate our ability to return value to our shareholders while continuing to grow our network and invest in the future of our business.

Executive Compensation Highlights

Key aspects of our executive compensation program include the following:

What We Do:	☑	Tie Pay to Performance. A significant portion of each executive officer’s annual compensation is tied to corporate and individual performance.
	☑	Retain an Independent Compensation Consultant. The Compensation Committee engages an independent compensation consultant, who does not provide services to management.
	☑	Utilize Stock Ownership Guidelines. We have significant stock ownership guidelines.
☑

 Have Double-Trigger Severance Arrangements. Our Executive Severance Plan and equity award agreements require a qualifying termination of employment in addition to a change in control in the Company before change in control benefits or accelerated equity vesting are triggered.

☑

 Mitigate Inappropriate Risk-Taking. We structure our compensation programs so that they minimize inappropriate risk-taking by our executive officers and other employees, including appropriately balancing base pay versus variable pay and short-term versus long-term incentives.

☑

 Prohibit Hedging and Preapproval Required for Pledging. Our insider trading policy prohibits all employees and directors from hedging the economic interest in the Company shares they hold and requires executive officers and directors to receive preapproval prior to pledging, which is only expected to be granted under very limited circumstances.

	☑	Clawback Policy. Our clawback policy allows the Company to recover certain forms of compensation in certain situations and applies to all employees who receive equity awards.
What We DO NOT Do:	☒

 Provide Gross-ups for Excise Taxes. Pursuant to the Compensation Committee’s policy, any participant who enters the Executive Severance Plan after March 3, 2011, is not entitled to a gross-up for any excise taxes that may be imposed as a result of severance or other payments made in connection with a change in control of the Company. Consequently, Mr. McRoberts is not entitled to excise tax gross-up payments under the Executive Severance Plan.

	☒	Reprice Stock Options. Our Amended and Restated 2007 Long-Term Incentive Plan prohibits the repricing of stock options and stock appreciation rights without prior shareholder approval.
	☒	Permit Liberal Share Recycling. Our Amended and Restated 2007 Long-Term Incentive Plan prohibits liberal share recycling.

The Compensation Committee believes that our 2021 executive compensation program is strongly aligned with pay-for-performance principles. Specifically, a significant percentage of the total direct compensation (i.e., base salary, cash performance bonus and annual equity incentive awards) of Messrs. Rush, McRoberts, Keller, Weaver and Anderson that was granted in 2021 was “at-risk,” as the following graphs illustrate:

RUSH NAMED EXECUTIVE OFFICERS
2021 TOTAL DIRECT COMPENSATION MIX(1)

(1) The above graphs exclude the named executive officers’ employee benefits and perquisites, as these are not included in the definition of “total direct compensation.”

Shareholder Advisory Vote to Approve Executive Compensation

We conducted our fourth advisory vote to approve executive compensation at our 2020 Annual Meeting of Shareholders. While this vote was not binding on the Compensation Committee, the Board of Directors or the Company, the Compensation Committee values the opinions of our shareholders on executive compensation matters. Based upon the Inspector of Election’s report, the advisory vote to approve executive compensation received the favorable support of approximately 85% of the votes cast thereon. The Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation program were necessary solely as a result of the advisory vote.

In response to the majority of the votes cast for an advisory vote to approve executive compensation every three years at our 2017 Annual Meeting of Shareholders, we have currently determined that the advisory vote to approve executive compensation will be conducted every three years, with the next advisory vote to approve executive compensation being held at our 2023 Annual Meeting of Shareholders. Shareholders must be given the opportunity to vote, on an advisory basis, on the frequency of future say-on-pay votes at least every six years. The next required advisory vote on the frequency of future say-on-pay votes will occur no later than our 2023 Annual Meeting of Shareholders.

Compensation Objectives

Our executive compensation program is intended to accomplish the following objectives:

●	Provide a competitive compensation package that enables us to attract, motivate and retain talented executives who contribute to the success of our business;

●	Reward executives when we perform well financially, while not encouraging executives to take unnecessary risks that could threaten our long-term sustainability; and

●	Align executives’ interests with those of our shareholders.

As further discussed below, in 2021, the Compensation Committee reviewed and considered competitive pay information derived from its independent compensation consultant prior to approving the individual pay components of the named executive officers to help ensure such compensation was competitive in our marketplace for executive talent. Furthermore, as illustrated in the above graph, a significant portion of total direct compensation (base salary, cash performance bonus and equity incentive awards) of Messrs. Rush, McRoberts, Keller, Weaver and Anderson was “at risk” compensation, delivered in the form of a cash performance bonus and annual equity incentive awards. The Compensation Committee designed the cash performance bonus and equity incentive awards with the intention that such awards would focus the named executive officers on achieving both our short- and long-term business objectives and strategies and align their interests with our shareholders.

Clawback Policy

On February 16, 2021, the Compensation Committee adopted, and the Board approved, a clawback policy, which allows the Company to recover certain forms of compensation in certain situations. The clawback policy applies to the Company’s current and former executive officers, including all of the named executive officers and it also applies generally to all employees who receive equity awards. The clawback policy provides for the recoupment of certain compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws or from material misconduct or fraud. If the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, the Board of Directors will require reimbursement or forfeiture of any excess incentive compensation received by a named executive officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the accounting restatement, and for all other persons, the Board of Directors will require reimbursement if it is determined that such individual’s conduct was directly related to the restatement. If the Board of Directors determines that a named executive officer or other employee has committed any act of embezzlement, fraud, theft or any other financial misconduct, the Board of Directors may require such person to forfeit or reimburse the Company for some or all (as determined by the Board of Directors) of the incentive compensation awarded to or received during the three years following the discovery of the act.

Compensation-Setting Process

The Compensation Committee approves all compensation decisions for the named executive officers, including base salaries, cash performance bonuses, and equity incentive awards. The Compensation Committee aims to structure executive compensation in a manner that achieves the compensation objectives described above. In approving executive compensation from year to year, the Compensation Committee reviews and considers, among other things:

●	Our financial and operating performance;

●	The roles and responsibilities of the named executive officers;

●	Evaluations of the named executive officers’ performance;

●	Competitive pay information;

●	Historical compensation levels; and

●	Recommendations by our Chief Executive Officer.

In general, the named executive officers’ compensation is impacted by individual performance, as noted above. However, the assessment of the named executive officers’ individual performance by the Compensation Committee and W.M. “Rusty” Rush is a subjective assessment of accomplishment and contribution to the Company and is not based upon quantitative performance measures. The Compensation Committee believes that basing individual performance on quantitative performance measures increases the possibility that individuals will take inappropriate risks to achieve such performance goals without appropriate consideration of the best interests of the Company and our shareholders. The Compensation Committee believes its approach to evaluating individual performance and contribution to the Company provides a balanced relationship between pay-for-performance and appropriate risk management, and fosters team cohesiveness.

In approving 2021 executive compensation, the Compensation Committee reviewed tally sheets for each named executive officer that were prepared by management. The tally sheets set forth the base salary, cash performance bonus, total cash compensation, number of stock option awards, and number of restricted stock awards for each of our executive officers, including the named executive officers, for 2021. The Compensation Committee used the tally sheets as a reference point to ensure its members understood the individual pay levels of the named executive officers. In 2021, the Compensation Committee did not increase or decrease the named executive officers’ compensation as a result of its review of the tally sheets.

Role of Executive Officers in Compensation Decisions

In 2021, certain executive officers, including W.M. “Rusty” Rush, regularly attended Compensation Committee meetings and, upon the Compensation Committee’s request, provided compensation and other related information to the Compensation Committee. However, W.M. “Rusty” Rush was not present during the Compensation Committee’s discussions and approval of his own compensation nor did he attend executive sessions of the Compensation Committee.

In setting and approving 2021 executive compensation, W.M. “Rusty” Rush: (a) formulated recommendations on matters of compensation philosophy, objectives and design; (b) provided an overview of our financial and operating performance; (c) provided the results of his annual performance evaluation of Messrs. McRoberts, Keller, Weaver and Anderson; and (d) provided compensation recommendations for Messrs. McRoberts, Keller, Weaver and Anderson.

W.M. “Rusty” Rush discussed with the Compensation Committee the following individual performance considerations that impacted his compensation recommendations for Messrs. McRoberts, Keller, Weaver and Anderson:

●

Michael J. McRoberts. Mr. McRoberts, as our Chief Operating Officer, is responsible for all of the Company’s Rush Truck Centers’ operations, including new and used commercial vehicle sales, sales of aftermarket parts, service and collision center operations, and the Company’s vehicle up-fitting, CNG fuel systems and vehicle telematics businesses. In addition, Mr. McRoberts also oversees the Company’s information technology and marketing departments. In 2021, Mr. McRoberts continued to provide invaluable insight and leadership in support of the Company’s investment in its long-term growth strategy, which contributed greatly to the Company’s record-high profit. In addition, his leadership allowed the Company to navigate parts supply constraints that negatively affected the industry and to mitigate the impact of such constraints on our revenues. He also continued to lead our efforts to enhance our service communication technologies like Xpress services, which helps expedite vehicle diagnosis and maintenance to ensure our customers receive same-day service and to expand our mobile service and contract maintenance offerings. In 2021, Mr. McRoberts also was responsible for our new and used commercial vehicles sales, which were negatively impacted by component parts supply chain constraints. Mr. McRoberts’s guidance contributed to respectable sales of commercial vehicles in 2021, particularly given the supply constraints, with new Class 8 truck sales accounting for 4.9% of the total U.S. market and our new Class 4-7 medium-duty commercial vehicle sales accounting for 4.2% of the total U.S. market. In addition, Mr. McRoberts’s leadership helped us achieve an absorption ratio of 129.8% in 2021, compared to 118.7% in 2020.

●

Steven L. Keller. Mr. Keller, as our Chief Financial Officer and Treasurer, is responsible for the financial management of the Company and evaluating and managing all aspects of accounting, auditing, treasury, and tax. Over the last several years, Mr. Keller’s financial leadership has been critical to maintaining a strong balance sheet and managing our financial position. In 2021, Mr. Keller continued to perform an important role in our strategic and corporate development initiatives, and his work contributed greatly to our achievement of record-high net income and prudent cash flow management. Mr. Keller also oversaw the execution of our capital allocation program in 2021, which, despite the supply chain constraints that negatively affected our revenues, returned a total of $75.2 million of capital to our shareholders in 2021 in the form of quarterly cash dividend payments totaling $41.1 million, an 85.6% increase over 2020, and common stock repurchases totaling $34.1 million. In addition, Mr. Keller was responsible for negotiating our amended and restated $1.0 billion floor plan credit agreement that extended the term out to September 2026 and reduced the interest rate. He also negotiated two other credit agreements during 2021 totaling $550.0 million that are being used to finance our lease and rental fleet inventory. These new credit agreements replaced our traditional method of financing lease and rental vehicles and provide us with much greater flexibility to manage our free cash flow. Lastly, Mr. Keller’s leadership and oversight of cash flow management during 2021 contributed to our ability to pay off all of our existing real estate debt and pay the majority of the purchase price of our acquisitions in cash, while still returning a significant amount of capital to shareholders through our capital allocation program and enabled the Company to finish the year in a strong cash position of $148.1 million.

●

Derrek Weaver. Mr. Weaver, as our Executive Vice President, is responsible for the Company’s real estate, human resources and legal departments. In addition, he also contributes to our strategic and corporate development initiatives. In 2021, Mr. Weaver worked extensively on the Company’s network growth, where he helped negotiate and manage the acquisition of certain assets of The Summit Truck Group, the largest acquisition in Company history. He also guided the formation of the joint venture between the Company and Cummins with respect to Momentum Fuel Technologies, which produces near-zero emissions natural gas powertrains by manufacturing “Cummins” branded natural gas fuel delivery systems for the commercial vehicle market in North America. During 2021, Mr. Weaver also continued his efforts in leading the Company’s response to the COVID-19 pandemic, which remained a significant challenge given the ever-changing dynamics of the pandemic from both a regulatory and “best practices” perspective.

●

Scott Anderson. Mr. Anderson, as our Senior Vice President – Finance, Insurance and Leasing, is responsible for the Company’s customer finance, insurance, risk management and lease and rental operations. In 2021, Mr. Anderson demonstrated strong management and business development skills by growing the lease and rental fleet, increasing revenues by 4.7% over 2020 and increasing gross margins from lease and rental sales to 23.9% in 2021, from 14.3% in 2020. He was also heavily involved in the negotiation of two new credit agreements totaling $550.0 million that are being used to finance our lease and rental fleet inventory, which drove the increase in lease and rental fleet margins in 2021. In addition, Mr. Anderson’s leadership was also responsible for revenues associated with our customer finance and insurance businesses increasing by 27.4% during 2021, compared to 2020.

Based on his performance evaluations of the above-named executive officers and one or more of the other factors set forth above under “Compensation-Setting Process,” W.M. “Rusty” Rush made a recommendation to the Compensation Committee regarding the base salary levels, the amount of the cash performance bonus, and the form and amount of the annual equity incentive awards granted to Messrs. McRoberts, Keller, Weaver and Anderson for 2021.

Mr. Rush did not use any formula in determining his compensation recommendations. The Compensation Committee has complete discretion to approve, disapprove, or alter Mr. Rush’s compensation recommendations.

In 2021, the Compensation Committee accepted, without modification, the recommendations of Mr. Rush regarding the base salary, cash performance bonus, and annual equity incentive awards of Messrs. McRoberts, Keller, Weaver and Anderson. The entire Board of Directors ratified the individual pay components, as well as the total direct compensation, of these named executive officers in 2021.

Mr. Rush did not make any compensation recommendations regarding his compensation in 2021.

The Chief Executive Officer’s and Chairman’s Compensation

The Compensation Committee approved W.M. “Rusty” Rush’s 2021 compensation, including his base salary, cash performance bonus, and equity awards, based upon its subjective evaluation of his role and responsibilities within the Company, the Company’s financial and operating performance, and his personal contributions to the Company’s success in 2021, which was the strongest year financially in the Company’s history. In addition to successfully managing the business to strong revenues of $5.1 billion and record-high profitability, his efforts also included successfully navigating the business through a challenging operating environment due to supply chain constraints and the lingering effects of the COVID-19 pandemic. Mr. Rush also oversaw the Company’s dealership network growth during 2021, which included adding 20 additional Rush Truck Centers to the network, including 17 dealerships acquired from The Summit Truck Group, the largest acquisition in Company history. In addition, he also negotiated and oversaw the formation of the joint venture between the Company and Cummins with respect to Momentum Fuel Technologies. Mr. Rush’s leadership was also directly responsible for the Company being able to increase the total amount of quarterly dividends that it paid shareholders during 2021 by 85.6% compared to 2020.

Role of Compensation Consultant in Compensation Decisions

Generally, the Compensation Committee engages a compensation consultant every two years to assess our executive compensation program. In 2020, the Compensation Committee engaged Compensation Advisory Partners LLC (“CAP”), an independent compensation consultant, to:

●	Assess the composition of our custom peer group;

●

Review the executive officers’ then individual pay components: base salary, total cash compensation (i.e., base salary plus cash performance bonus), equity incentive awards and total direct compensation (i.e., base salary, cash performance bonus and equity incentive awards); and

●	Assess the competitiveness of the executive officers’ current pay levels.

The Compensation Committee has established procedures that are intended to maintain CAP’s independence. These procedures include a direct reporting relationship of CAP to the Compensation Committee. With the consent of the Chairman of the Compensation Committee, CAP may contact our executive officers, including the named executive officers, for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Compensation Committee that the named executive officers also receive.

CAP was hired to serve as the Compensation Committee’s independent compensation consultant in 2018. CAP has never provided any services to the Company, nor received any payments from the Company, other than in its capacity as a consultant to the Compensation Committee. The Compensation Committee assessed whether the services provided by CAP in 2020 raised any conflicts of interest pursuant to the SEC rules and concluded that no such conflicts of interest existed.

Peer Analysis

As indicated above, one of the factors that the Compensation Committee generally considers in setting the named executive officers’ compensation is competitive pay information. In June 2020, CAP derived certain competitive pay information from a custom peer group and certain survey data as further discussed below.

The June 2020 peer group was composed of the following 18 companies:

● Advance Auto Parts Inc.	● Landstar System Inc.
● Allison Transmission Holdings, Inc.	● Lithia Motors Inc.
● Applied Industrial Technologies, Inc.	● MSC Industrial Direct Co., Inc.
● Asbury Automotive Group, Inc.	● Oshkosh Corporation
● AutoZone, Inc.	● Sonic Automotive Inc.
● Group 1 Automotive Inc.	● Terex Corporation
● H&E Equipment Services Inc.	● Trinity Industries, Inc.
● Hub Group Inc.	● United Rentals, Inc.
● Knight-Swift Transportation Holdings Inc.	● Westinghouse Air Brake Technologies Corporation

There were no material changes to the composition of the peer group from 2020 to 2021. The above peer companies were approved by the Compensation Committee based upon an analysis of their annual revenues (roughly 0.2x to 2.5x our revenues), the fact that these companies are in similar industries, are subject to similar market conditions and compete for the same executive talent, based upon data compiled by CAP in June 2020. At the time of CAP’s evaluation, the Compensation Committee believed that the composition of the June 2020 peer group reflected an appropriate set of comparator companies for purposes of assessing the Company’s executive compensation program.

After its June 2020 peer group assessment, CAP performed its executive compensation review in November 2020. CAP derived the November 2020 competitive pay information from surveying the most recent year of proxy data for each peer company and by analyzing executive compensation surveys from both proprietary sources and general industry executive compensation databases, including Mercer Executive Compensation, Towers Watson Compensation Data Bank and Hewitt Total Compensation Measurement.

As part of CAP’s November 2020 assessment, it developed market norms by evaluating the base salary, target bonus and three-year average of long-term incentive awards provided to the named executive officers of the Company’s peer group. To reduce the effects of outliers, CAP defined “market norms” to be between the 25th and 75th percentiles, with a focus on the median rather than the arithmetic average.

With respect to our 2021 executive compensation program, the Compensation Committee made the following determinations using the competitive pay information derived by CAP:

●

Mr. Rush’s 2021 base salary was above the 75th percentile, Mr. Anderson’s 2021 base salary fell between the 50th and 75th percentiles and Messrs. McRoberts’s, Keller’s and Weaver’s 2021 base salaries fell between the 25th and 50th percentiles of the competitive pay information derived by CAP;

●

Messrs. Rush’s and Anderson’s 2021 total cash compensation (base salary and cash performance bonus) was above the 75th percentile and Messrs. McRoberts’s, Keller’s and Weaver’s 2021 total cash compensation fell between the 50th and 75th percentiles of the competitive pay information derived by CAP;

●	Messrs. Rush’s, McRoberts’s, Keller’s, Weaver’s and Anderson’s 2021 equity incentive awards were above the 75th percentile of the competitive pay information derived by CAP; and

●

Messrs. Rush’s, McRoberts’s, Weaver’s and Anderson’s 2021 total direct compensation (i.e. base salary, cash performance bonus and equity incentive awards) were above the 75th percentile and Mr. Keller’s 2021 total direct compensation fell between the 50th and 75th percentiles of the competitive pay information derived by CAP.

Based upon the above findings and in light of the Company’s record-high net income of $241.4 million, which was approximately 70% higher than any other year in the Company’s history, the Compensation Committee believes that the individual pay components and total direct compensation levels of Messrs. Rush, McRoberts, Keller, Weaver and Anderson in 2021 were competitive with the pay practices of the Company’s peer group.

Notwithstanding the above, the Compensation Committee believes the competitive pay information should be used as a point of reference and not as the sole factor in setting executive compensation. Accordingly, the Compensation Committee does not target any individual pay component to fall within a specific range or percentile of the competitive pay information. The competitive pay information is only one of a number of factors used by the Compensation Committee in setting executive compensation. Consequently, each named executive officer’s individual pay components and total direct compensation may be below, at, or above the 25th percentile, 50th percentile or the 75th percentile of the competitive pay information. The Compensation Committee approves individual pay components and total direct compensation levels based upon its subjective judgment and discretion as to the overall fairness and competitiveness of the named executive officers’ compensation.

The competitive pay information derived by CAP provided the Compensation Committee a basic framework from which to make determinations with regard to the individual pay components and total direct compensation of Messrs. Rush, McRoberts, Keller, Weaver and Anderson, as well as assistance in determining whether such compensation levels accomplished the objectives of the executive compensation program in 2021.

Compensation Program Components

In general, our 2021 executive compensation program was comprised of the following four primary components:

●	Base salary;

●	Cash performance bonuses;

●	Equity incentive awards; and

●	Employee benefits and other perquisites.

We do not have a specific policy, practice or formula regarding the allocation of total compensation between: (a) base salary and equity incentive awards; (b) cash performance bonus and equity incentive awards; or (c) total cash compensation and equity incentive awards.

Each of the named executive officers is a participant in our Executive Transition Plan. For a further description of the benefits afforded to the named executive officers under the Executive Transition Plan, please refer to the “Severance and Change in Control Arrangements” section set forth below.

Base Salary

We provide the named executive officers with a base level of monthly income for the expertise, skills, knowledge, and experience they offer to our management team. The Compensation Committee believes that competitive levels of base salary are necessary for the motivation and retention of the named executive officers.

The named executive officers’ base salaries at the end of 2020 and 2021 were as follows:

Named Executive Officer	Base Salary as of December 31, 2020	Base Salary as of December 31, 2021	Percentage Change
W.M. “Rusty” Rush, Chairman, President and Chief Executive Officer	$1,550,000(1)	$1,674,000	8.0
Michael J. McRoberts, Chief Operating Officer	$553,516	$597,798	8.0
Steven L. Keller, Chief Financial Officer and Treasurer	$469,800	$507,384	8.0
Derrek Weaver, Executive Vice President	$469,800	$507,384	8.0
Scott Anderson, Senior Vice President – Finance, Insurance and Leasing	$422,889	$456,720	8.0

(1)

Mr. Rush’s base salary was temporarily reduced by 25% as of April 21, 2020, as a result of the COVID-19 pandemic’s negative impact on our business. His base salary was reinstated in full effective March 1, 2021.

Cash Performance Bonus

Generally, each of the named executive officers is eligible to earn an annual cash performance bonus based upon: (a) our income from continuing operations before taxes during the prior year; and (b) one or more of the following: (i) historical bonus levels; (ii) competitive pay information; and (iii) individual performance. Performance bonuses are intended to focus management on increasing our income from continuing operations before taxes (one of our key financial objectives), as well as to provide incentives for building shareholder value. The cash performance bonuses are traditionally paid on March 15th of the year following the year in which they are earned.

For 2020 and 2021, the Compensation Committee approved the following cash performance bonuses for the named executive officers:

Named Executive Officer	2020 Cash Bonus	2021 Cash Bonus	Percentage Change
W.M. “Rusty” Rush	$2,200,000	$3,080,000	40.0
Michael J. McRoberts	$497,200	$696,080	40.0
Steven L. Keller	$385,440	$539,616	40.0
Derrek Weaver	$385,440	$539,616	40.0
Scott Anderson	$363,440	$570,000	56.8

The 2021 cash performance bonuses were based, in part, upon our 2021 income from continuing operations before taxes, as reported in our Form 10-K for the year ended December 31, 2021. The Compensation Committee believes that income from continuing operations before taxes provides a direct link between an officer’s compensation and our financial performance, causing the officers’ compensation to fluctuate with our financial performance. Our income from continuing operations before taxes increased to $313.7 million, or over 100%, for the 2021 fiscal year, as compared to $151.7 million for the 2020 fiscal year.

Traditionally, cash performance bonuses are increased or decreased by a discretionary percentage that is less than the actual percentage that income from continuing operations before taxes increased or decreased from the prior fiscal year. In determining the amount of the 2021 cash performance bonuses, the Compensation Committee also considered the November 2020 competitive pay information derived by CAP for each of the named executive officers and approved bonus amounts that it subjectively determined appropriate to maintain the competitiveness of the named executive officers’ total cash compensation (i.e., base salary plus the cash performance bonus).

The Compensation Committee subjectively determined to increase the amount of cash performance bonuses for each of Messrs. Rush, McRoberts, Keller and Weaver by 40% compared to 2020. With respect to Mr. Anderson, the Compensation Committee subjectively determined to increase his cash performance bonus by 56.8% compared to 2020. This decision was primarily based on the fact that the leasing and rental business that Mr. Anderson is in charge of performed particularly well in 2021, as evidenced by gross margins increasing by more than 50% compared to 2020.

In making its determinations regarding cash performance bonuses, the Compensation Committee considered the following:

●	The Company’s income from continuing operations before taxes increased by over 100% in 2021, compared to 2020.

●

The named executive officers each contributed substantially, and were successful, in efforts to mitigate the negative effects of component parts supply chain constraints and the COVID-19 pandemic on its business.

●

Despite component supply chain constraints that negatively impacted new commercial vehicle sales and parts and service sales, the Company posted strong financial results, including record-high net income.

●	The Company continued to make progress with respect to its long-term growth strategy, as evidenced by its ability to add 20 additional Rush Truck Center locations to its dealership network in 2021.

●	The Company continues to manage company-wide expenses, which contributed to it more than doubling its annual earnings per share compared to 2020.

The 2021 cash performance bonuses were not based upon specific benchmark percentiles. Instead, the amount of the bonuses was based upon the Compensation Committee’s subjective judgment and discretion as to the overall competitiveness of the named executive officers’ total cash compensation. Nevertheless, these decisions were taken, as in the past, within the framework of the Compensation Committee’s overall objective of linking the named executive officer’s performance bonus to the increase or decrease in our income from continuing operations before taxes. The following graph illustrates how the then named executive officers’ aggregate cash performance bonuses in 2017, 2018, 2019, 2020 and 2021 compared to our income from continuing operations before taxes for the respective fiscal years.

Equity Incentive Awards

The Compensation Committee annually grants equity incentive awards to key employees, including the named executive officers, to: (a) allow such employees to participate in our profitability and long-term growth; (b) maximize retention leverage; and (c) align such employees’ interests with those of our shareholders. Equity incentive awards are typically awarded on March 15th of each year, unless that date falls on a weekend. The Compensation Committee administers the 2007 Long-Term Incentive Plan, as amended and restated on May 12, 2020 (the “2007 LTIP”), which includes, without limitation, selecting award recipients, determining the type of awards to be granted, fixing the terms and conditions of awards, and interpreting the provisions of the 2007 LTIP.

Beginning in 2008, the Compensation Committee annually granted a combination of restricted stock and stock options to our key employees, including the named executive officers. However, in 2011, the Compensation Committee began granting our key employees restricted stock unit (“RSU”) awards in lieu of restricted stock awards to provide them more flexible tax planning options, as further described below. In 2019, the Compensation Committee determined that it was in the Company’s best interest to revert back to restricted stock in lieu of RSUs.

In 2021, the Compensation Committee subjectively allocated the total value of the equity incentive awards of Messrs. Rush, McRoberts, Keller, Weaver and Anderson by allocating approximately 42.0% to stock options and approximately 58.0% to restricted stock. The Compensation Committee does not have a formal policy with respect to allocating the annual equity incentive awards between stock options and restricted stock.

Under the terms of the 2007 LTIP, the Compensation Committee may grant equity incentive awards for shares of the Company’s Class A and Class B Common Stock. Each share of Class B Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to 1/20th of one vote per share. In the past, the Company granted equity incentive awards for Class A Common Stock in lieu of Class B Common Stock. However, beginning in 2013, the Compensation Committee granted RSU awards covering Class B Common Stock, in lieu of Class A Common Stock, in order to help ensure select members of management maintain the requisite voting control of the Company’s capital stock as required by the Company’s dealership agreements with Peterbilt Motors Company, as further discussed in our public filings with the SEC. In 2019, the Compensation Committee reverted back to granting restricted stock covering Class B Common Stock rather than RSUs. The Compensation Committee retains discretion to continue to grant equity incentive awards for Class B Common Stock in the future.

Equity incentive awards are granted at fair market value on the date of grant. “Fair market value” is internally defined as the closing market price on the grant date of the respective class of the Company’s Common Stock as quoted on the NASDAQ® Global Select Market. All equity incentive awards that have been granted to our directors and employees, including the named executive officers, have been reflected in the Company’s consolidated financial statements in accordance with the applicable accounting guidance contained in Accounting Standards Codification 718, Stock Compensation (“ASC 718”). Generally, stock options vest in one-third increments annually beginning on the third anniversary of the grant date and have a term of ten years. Restricted stock awards generally vest in one-third increments beginning on the first anniversary of the grant date. The vesting schedules of the equity incentive awards and term of stock options were strategically chosen to be competitive and enhance the Company’s retention efforts.

In 2020 and 2021, the Compensation Committee approved the following stock options and restricted stock awards to the named executive officers:

Named Executive Officer	2020 Class A Options (#)	2020 Class B RSAs(#)	Aggregate Grant Date Fair Value of 2020 Equity Awards ($)(1)	2021 Class A Options (#)	2021 Class B RSAs (#)	Aggregate Grant Date Fair Value of 2021 Equity Awards ($)(1)	Percentage Change (%)(2)
W.M. “Rusty” Rush	52,500	97,500	2,468,175	35,000	65,000	3,415,300	38.4
Michael J. McRoberts	15,000	34,500	850,605	10,000	23,000	1,173,270	37.9
Steven L. Keller	15,000	22,500	587,925	10,000	15,000	816,550	38.9
Derrek Weaver	15,000	22,500	587,925	10,000	15,000	816,550	38.9
Scott Anderson	15,000	20,100	535,389	10,000	13,400	745,206	39.2

(1)

The amounts reflect the aggregate grant date fair value of the annual equity incentive awards granted in 2021 and 2020, as applicable, computed in accordance with ASC 718, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2021 Annual Report on Form 10-K filed with the SEC on February 24, 2022.

(2)	Amounts reflect the percentage change in the aggregate grant date fair value of the equity awards in 2021, compared to 2020.

On October 12, 2020, we effected a three-for-two stock split with respect to both our Class A and Class B Common Stock in the form of a stock dividend. The share amounts listed in the table above and throughout this document, as well as the foregoing stock prices, have been adjusted to give retroactive effect to the stock split for all periods presented.

In determining the amount of equity incentive awards to grant the named executive officers, the Compensation Committee considered the following factors:

●	The value of equity incentive awards granted in prior years; and

●	The competitive pay information derived by CAP.

The Compensation Committee kept the amount of stock options and restricted stock awarded to the named executive officers in 2021 the same as the amounts awarded in 2020. The difference shown in the table above reflects the stock split that occurred in October 2020. While the amount of equity incentive awards granted to the named executive officers in 2021 were the same as the amounts awarded in 2020, the aggregate grant date fair value increased by approximately 38.0% with respect to Messrs. Rush and McRoberts and approximately 39.0% for Messrs. Keller, Weaver and Anderson due primarily to the increase in the Company’s Common Stock price. The Compensation Committee’s decisions with respect to the amount of equity incentive awards to grant named executive officers in 2021 served the function of increasing the named executive officers’ total direct compensation due to the Company’s increase in profitability.

The amount of the 2021 equity incentive awards was not based upon a formula-driven framework or specific benchmark percentiles, nor does the Compensation Committee have a specific policy, practice, or formula regarding the allocation of total direct compensation to equity awards. Instead, the amount of equity awards were based upon the Compensation Committee’s subjective judgment and discretion as to: (a) the competitiveness of the named executive officers’ equity incentive awards and total direct compensation for 2021; and (b) appropriate levels of retention incentives.

As discussed above, we typically grant equity incentive awards to our employees, including the named executive officers, on March 15th of each year. However, we may grant equity incentive awards at other times during the year for legitimate business purposes, including, without limitation, upon employment of new hires. The Compensation Committee does not have a formal policy on timing equity awards in connection with the release of material nonpublic information to affect the value of compensation. Notwithstanding the foregoing, in the event that material nonpublic information becomes known to the Compensation Committee prior to granting equity awards, the Compensation Committee will take such information under advisement and make an assessment in its business judgment after consultation with our executives and counsel whether to delay the grant of the equity awards in order to avoid any potential impropriety.

The Board of Directors believes that executive officers should own and hold our Common Stock to further align their interests and actions with the interests of our shareholders. Therefore, the Board of Directors has adopted stock ownership guidelines for our executive officers. Pursuant to the guidelines, our Chief Executive Officer is expected to own and hold shares of our Common Stock equal to five times the value of his base salary and our other executive officers are expected to own and hold shares of our Common Stock equal to two times the value of each of their respective base salaries. Each current executive officer was given five years to comply with these stock ownership guidelines from the date they were first appointed an executive officer and any new executive officers will be given five years from the date they are first appointed as an executive officer to comply, while any executive officer who is promoted to Chief Executive Officer would have five years from the date of such promotion to comply. Until the stock ownership guideline is achieved, each executive officer is encouraged to retain at least 75% of net shares obtained through the Company’s stock incentive plans. “Net shares” are the number of shares realized from the exercise of stock options or the vesting of restricted stock awards, less the number of shares the executive officer sells or has withheld to cover any exercise price and tax withholding obligations. As of December 31, 2021, each of the named executive officers was in compliance with the above stock ownership guidelines.

Employee Benefits and Other Perquisites

General

The named executive officers are eligible to participate in our flexible benefits plans that are generally available to all employees. Under these plans, employees are entitled to medical, dental, vision, short-term and long-term disability, life insurance and other similar benefits. Additionally, employees are entitled to vacation, sick leave and other paid holidays. The Compensation Committee believes that the Company’s commitment to provide these benefits recognizes that the health and well-being of its employees contribute directly to a productive and successful work life that enhances results for the Company and our shareholders.

401(k) Plan

We maintain a 401(k) plan for all of our employees, including the named executive officers, as a source of retirement income. Each employee who has completed 30 days of continuous service is eligible to participate in the 401(k) plan in the following month. Employees may contribute from 1% to 50% of their total gross compensation, up to a maximum dollar amount established in accordance with Section 401(k) of the Internal Revenue Code (the “Code”). However, certain higher paid employees are limited to a maximum contribution of 15% of their total gross compensation. Our 401(k) matching policy currently provides that: (a) with respect to employees with less than five years of service, we contribute an amount equal to 20% of an employee’s contribution, up to 10% of such employee’s compensation; and (b) with respect to employees with more than five years of service, we contribute an amount equal to 40% of an employee’s contribution, up to 10% of such employee’s compensation. This 401(k) matching policy applies to all of our employees, including the named executive officers. As a result of the COVID-19 pandemic and the negative impact it has had on the Company’s business, our 401(k) matching policy was temporarily modified effective June 16, 2020 through March 15, 2021. The modification provided that for the first 10% of the employees’ contributions, the Company contributed an amount equal to 5% of the employees’ contributions for those employees with less than five years of service and an amount equal to 10% of the employees’ contributions for those employees with more than five years of service. For further information on the named executive officers’ participation in the 401(k) plan, please refer to the 2021 Summary Compensation Table contained in this proxy statement.

Deferred Compensation Plan

Beginning with compensation earned in 2011, certain highly compensated employees, which included the named executive officers and the directors of the Company, were eligible to participate in the Deferred Compensation Plan. Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their annual compensation. Payment of amounts deferred under the Deferred Compensation Plan is made upon the occurrence of specified payment events. For further discussion of the Deferred Compensation Plan, see the “2021 Nonqualified Deferred Compensation” table below.

Employee Stock Purchase Plan

We have an Employee Stock Purchase Plan that allows, generally, all employees, including the named executive officers, to contribute up to 10% of their base earnings toward the semi-annual purchase of our Class A Common Stock. An employee’s purchase price is 85% of the lesser of the closing price of the Class A Common Stock on the first business day or the last business day of the semi-annual offering period, as reported by the NASDAQ ® Global Select Market. Employees may purchase shares having a fair market value of up to $25,000 (measured as of the first day of each semi-annual offering period) each calendar year.

Perquisites

The named executive officers also receive various perquisites, including one or more of the following:

●	Annual physical;

●	Automobile allowances;

●	Long-term disability insurance; and

●	Cell phone allowances.

In addition to the perquisites above, W.M. “Rusty” Rush is: (a) provided automobile insurance under the Company’s fleet insurance policy; (b) allowed personal use of the Company’s ranch when it is not being used for Company business; (c) permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business; and (d) provided term life insurance, the premiums of which are paid by the Company. The Company also provides Mr. Rush with the use of a Company-owned automobile (in lieu of the above automobile allowance).

The Compensation Committee believes that providing these additional benefits to Mr. Rush provides a more tangible incentive than an equivalent amount of cash compensation. Other named executive officers may also be permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business.

The Compensation Committee has decided to offer the above benefits in order to attract and retain the named executive officers. In determining the named executive officers’ total direct compensation, the Compensation Committee considers these benefits. For further discussion of these employee benefits and other perquisites, including the methodology for computing their costs, please refer to the 2021 Summary Compensation Table.

Indemnity Agreements

We have entered into indemnity agreements with all of our directors and certain of our executive officers. These agreements provide that we will, to the extent permitted by applicable law, indemnify the officer or director against expenses and liabilities incurred in connection with their service to us. Additionally, the indemnity agreements require that we maintain director and officer liability insurance.

Tax Treatment

For tax years prior to 2018, Section 162(m) of the Code generally imposed a $1,000,000 per taxable year ceiling on the tax deductibility to a company of compensation paid (not including amounts deferred) to a company’s chief executive officer and the other three most highly compensated executive officers of a publicly held corporation (with the exception of such company’s chief financial officer), unless the compensation was treated as performance-based or was otherwise exempt from the provisions of Section 162(m). For such years, the Compensation Committee structured certain annual cash incentive awards and long-term incentive awards with the goal of maximizing the tax deductibility of certain awards as “performance-based” compensation under Section 162(m) of the Code, to the extent practical and deemed appropriate, consistent with maintaining competitive compensation. The Compensation Committee, however, did not guarantee that any particular awards would qualify as “performance-based” compensation or that any such awards would be tax deductible.

For tax years starting in 2018, the “performance-based” compensation exemption to the deduction limitation under Section 162(m) of the Code has been repealed, except to the extent of certain grandfathered awards. In general, beginning in 2018, all compensation (other than certain grandfathered compensation) we paid in excess of $1,000,000 to anyone who has served as one of our named executive officers will be non-deductible. While we intend to maximize the tax efficiency of our compensation programs generally, the Compensation Committee and the Board of Directors will award compensation and act in the best interests of the Company and its shareholders, including awarding compensation that may not be deductible under Section 162(m).

Executive Compensation

2021 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)		Total ($)
W.M. “Rusty” Rush,	2021	1,510,554	3,080,000	2,898,350	516,950	−	461,537	(7)	8,467,391
President and Chief	2020	1,275,478	2,200,000	2,134,275	333,900	−	262,462		6,206,115
Executive Officer	2019	1,549,948	2,200,000	2,464,400	439,600	−	516,570		7,170,518
Michael J. McRoberts,	2021	568,277	696,080	1,025,570	147,700	−	26,067	(8)	2,463,693
Chief Operating Officer	2020	528,147	497,200	755,205	95,400	−	20,687		1,896,639
	2019	553,516	565,000	727,200	125,600	−	20,717		1,992,033
Steven L. Keller,	2021	482,328	539,616	668,850	147,700	−	19,062	(9)	1,857,556
Chief Financial Officer and	2020	448,268	385,440	492,525	95,400	−	27,374		1,449,007
Treasurer	2019	469,800	438,000	565,600	125,600	−	17,994		1,616,994
Derrek Weaver,	2021	482,328	539,616	668,850	147,700	−	21,403	(10)	1,859,897
Executive Vice President	2020	448,268	385,440	492,525	95,400	−	22,159		1,443,792
	2019	469,800	438,000	565,600	125,600	−	21,408		1,620,408
Scott Anderson,	2021	434,166	570,000	597,506	147,700	−	18,893	(11)	1,768,265
Senior Vice President – Finance	2020
Insurance and Leasing	2019

(1)

The reduced base salaries for 2020 compared to 2019 reflect the temporary salary reductions implemented in response to the COVID-19 pandemic and the negative impact it has had on the Company’s business. Effective April 21, 2020, Messrs. McRoberts’s, Keller’s and Weaver’s base salaries were reduced by 10% and reinstated effective October 1, 2020. Mr. Rush’s base salary was reduced by 25% effective April 21, 2020 and reinstated effective March 1, 2021.

(2)

For Messrs. Rush, McRoberts, Keller, Weaver and Anderson: (a) the 2021 amounts reflect the cash performance bonuses paid in 2022, which were based upon 2021 performance; (b) the 2020 amounts reflect the cash performance bonuses paid in 2021, which were based upon 2020 performance; and (c) the 2019 amounts reflect the cash performance bonuses paid in 2020, which were based upon 2019 performance.

(3)

For 2021, these amounts reflect the aggregate grant date fair value of the Class B restricted stock granted in 2021, computed in accordance with ASC 718, except no assumptions for forfeitures were included. For 2020, the amounts reflect the aggregate grant date fair value of the Class B restricted stock granted in 2020, computed in accordance with ASC 718, except no assumptions for forfeitures were included. For 2019, these amounts reflect the aggregate grant date fair value of the Class B RSU awards granted in 2019, computed in accordance with ASC 718, except no assumptions for forfeitures were included. The assumptions used in the valuation of the Class B RSU and restricted stock awards are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2021 Annual Report on Form 10-K, filed with the SEC on February 24, 2022. The grant date fair value of the Class B restricted stock awards is based on the closing market price of the Class B Common Stock on the grant date as quoted on the NASDAQ® Global Select Market. All Class B restricted stock awards were granted under the 2007 LTIP.

(4)

These amounts reflect the aggregate grant date fair value of the Class A stock options granted in the respective year, computed in accordance with ASC 718, except no assumptions for forfeitures were included. The assumptions used in the valuation of the Class A stock options are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2021 Annual Report on Form 10-K, filed with the SEC on February 24, 2022. All stock options were granted under the 2007 LTIP.

(5)	There were no above-market or preferential earnings on deferred compensation under the Deferred Compensation Plan.

(6)

The value of perquisites and other personal benefits reported in a named executive officer’s Form W-2 may not necessarily reflect the value reported in this column due to applicable Internal Revenue Service guidelines.

The incremental cost of personal use of Company-owned aircraft by a named executive officer is calculated based upon the Company’s direct operating cost. This methodology calculates the incremental costs based on the average weighted cost of fuel, aircraft maintenance, landing fees, trip-related hangar and parking costs, and similar variable costs. Because the aircraft is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase cost of the aircraft and non-trip related hangar expenses. On certain occasions, an executive’s spouse or other family members may accompany the executive on a flight. No additional direct operating cost is incurred in such situations under the foregoing methodology.

The incremental cost of personal use of the Company’s ranch by a named executive officer is calculated based upon an estimated nightly room and board charge of $120.00 per person for the named executive officer and his guests, if any, and the costs assigned to any game killed by the named executive officer or his guests.

The value of all other perquisites is based upon the Company’s actual costs. The Company did not reimburse its named executive officers for income taxes imputed to them for receipt of the above perquisites and other benefits.

(7)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush totaling $2,984; (b) the incremental cost of personal use of a Company-owned automobile totaling $15,607; (c) automobile insurance totaling $4,549; (d) the cost of an annual physical totaling $6,129; (e) the incremental cost of personal use of the Company’s ranch totaling $150,800; (f) the incremental cost of personal use of the Company-owned aircraft totaling $272,770; (g) a cell phone allowance totaling $1,800; and (h) matching contributions to the Company’s 401(k) plan totaling $6,898. Additionally, W.M. “Rusty” Rush received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

The incremental cost of personal use of a Company-owned automobile is equal to the depreciation amount recognized by the Company for the vehicle used by W.M. “Rusty” Rush in 2021.

(8)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. McRoberts totaling $3,307; (b) an automobile allowance totaling $6,000; (c) a cell phone allowance totaling $1,800; and (d) matching contributions to the Company’s 401(k) plan totaling $7,659. Mr. McRoberts also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(9)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Keller totaling $2,494; (b) an automobile allowance totaling $6,000; (c) the cost of an annual physical totaling $3,213; (d) a cell phone allowance totaling $1,800; and (e) matching contributions to the Company’s 401(k) plan totaling $5,555. Mr. Keller also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(10)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Weaver totaling $2,451; (b) an automobile allowance totaling $6,000; (c) the cost of an annual physical totaling $3,640; (d) a cell phone allowance totaling $1,800; and (e) matching contributions to the Company’s 401(k) plan totaling $7,512. Mr. Weaver also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(11)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Anderson totaling $2,861; (b) an automobile allowance totaling $6,000; (c) a cell phone allowance totaling $1,800; and (d) matching contributions to the Company’s 401(k) plan totaling $8,232. Mr. Anderson also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

2021 Grants of Plan-Based Awards Table

Name	Grant Date(1)	Date of Compensation Committee Action(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
W.M. “Rusty” Rush	3/15/21	3/1/21	65,000			2,898,350
	3/15/21	3/1/21		35,000	49.47	516,950
Michael J. McRoberts	3/15/21	3/1/21	23,000			1,025,570
	3/15/21	3/1/21		10,000	49.47	147,700
Steven L. Keller	3/15/21	3/1/21	15,000			668,850
	3/15/21	3/1/21		10,000	49.47	147,700
Derrek Weaver	3/15/21	3/1/21	15,000			668,850
	3/15/21	3/1/21		10,000	49.47	147,700
Scott Anderson	3/15/21	3/1/21	13,400			597,506
	3/15/21	3/1/21		10,000	49.47	147,700

(1)

The “Grant Date” is the effective date of the respective equity awards and the “Date of Compensation Committee Action” is the date that the Compensation Committee approved the effective grant date and number of securities underlying the equity awards reported in the table.

(2)

The amounts reflect the annual Class B restricted stock and Class A stock options, as applicable, that were granted to the named executive officers under the 2007 LTIP in 2021. The stock options vest in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years. The restricted stock awards vest in one-third increments beginning on the first anniversary of the grant date.

(3)	The exercise price of each Class A stock option is equal to the closing market price on the grant date of the Company’s Class A Common Stock as quoted on the NASDAQ® Global Select Market.

(4)

The amounts reflect the aggregate grant date fair value of the Class B restricted stock and Class A stock options, as applicable, that were granted in 2021, computed in accordance with ASC 718 (except no assumptions for forfeitures were included). The assumptions used in the valuation of the Class B restricted stock awards and Class A stock options are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2021 Annual Report on Form 10-K, filed with the SEC on February 24, 2022. The grant date fair value of the Class B restricted stock awards is based on the closing market price of the Class B Common Stock on the grant date as quoted on the NASDAQ® Global Select Market.

2021 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards							Stock Awards
		Number of Securities Underlying Unexercised Options(#)		Number of Securities Underlying Unexercised Options(#)				Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(2)
		Exercisable		Unexercisable
Name	Grant Date(1)	Class A Stock Options	Class B Stock Options	Class A Stock Options	Class B Stock Options	Option Exercise Price($)	Option Expiration Date
W.M. “Rusty” Rush	3/15/2014	67,500				20.18	3/15/2024
	3/13/2015	52,500				18.06	3/13/2025
	3/15/2016	52,500				11.76	3/15/2026
	3/15/2017	35,000		17,500		22.59	3/15/2027
	3/15/2018	17,501		34,999		28.66	3/15/2028
	3/15/2019			52,500		27.43	3/15/2029
	3/15/2019							30,499	1,646,031
	3/13/2020			52,500		22.28	3/13/2030
	3/13/2020							65,000	3,508,050
	3/15/2021			35,000		49.47	3/15/2031
	3/15/2021							65,000	3,508,050
Michael J. McRoberts	3/15/2014	3,000				20.18	3/15/2024
	3/13/2015	10,500				18.06	3/13/2025
	3/15/2016	13,500				11.76	3/15/2026
	3/15/2017	10,001		4,999		22.59	3/15/2027
	3/15/2018	5,002		9,998		28.66	3/15/2028
	3/15/2019			15,000		27.43	3/15/2029
	3/15/2019							9,000	485,730
	3/13/2020			15,000		22.28	3/13/2030
	3/13/2020							23,000	1,241,310
	3/15/2021			10,000		49.47	3/15/2031
	3/15/2021							23,000	1,241,310
Steven L. Keller	3/15/2013	15,000				17.13	3/15/2023
	3/15/2014	18,000				20.18	3/15/2024
	3/13/2015	19,500				18.06	3/13/2025
	3/15/2016	19,500				11.76	3/15/2026
	3/15/2017	10,001		4,999		22.59	3/15/2026
	3/15/2018	5,002		9,998		28.66	3/15/2028
	3/15/2019			15,000		27.43	3/15/2029
	3/15/2019							7,000	377,790
	3/13/2020			15,000		22.28	3/13/2030
	3/13/2020							15,000	809,550
	3/15/2021			10,000		49.47	3/15/2031
	3/15/2021							15,000	809,550
Derrek Weaver	3/15/2016	6,499				11.76	3/15/2026
	3/15/2017	10,001		4,999		22.59	3/13/2027
	3/15/2018	5,002		9,998		28.66	3/15/2028
	3/15/2019			15,000		27.43	3/15/2029
	3/15/2019							7,000	377,790
	3/13/2020			15,000		22.28	3/13/2030
	3/13/2020							15,000	809,550
	3/15/2021			10,000		49.47	3/15/2031
	3/15/2021							15,000	809,550
Scott Anderson	3/15/2017			4,999		22.59	3/13/2027
	3/15/2018			9,998		28.66	3/15/2028
	3/15/2019			15,000		27.43	3/15/2029
	3/15/2019							6,199	334,560
	3/13/2020			15,000		22.28	3/13/2030
	3/13/2020							13,400	723,198
	3/15/2021			10,000		49.47	3/15/2031
	3/15/2021							13,400	723,198

(1)

For a better understanding of the table, an additional column showing the grant date of the equity awards has been included. All stock options vest in one-third increments annually beginning on the third anniversary of the grant date and have a term of ten years. All restricted stock awards vest in one-third increments annually beginning on the first anniversary of the grant date.

(2)

The market value of the Class B RSU and restricted stock awards is determined using the closing market price of $53.97 per share as quoted on the NASDAQ® Global Select Market for our Class B Common Stock on December 31, 2021. The amounts reflected are not necessarily indicative of the amounts that may be realized by our named executive officers.

2021 Option Exercises and Stock Vested Table

The following table sets forth information regarding the number and value of stock options exercised and RSU and restricted stock awards that vested during 2021 for our named executive officers:

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise(1) ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
W.M. “Rusty” Rush	56,250	−	2,051,073	−	91,750	4,146,058
Michael J. McRoberts	15,750	−	378,808	−	28,000	1,267,955
Steven L. Keller	−	−	−	−	20,998	948,976
Derrek Weaver	19,500	−	665,996	−	20,998	948,976
Scott Anderson(3)	16,501	−	529,720	−	19,099	862,947

(1)

The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our respective class of Common Stock. The market price is equal to the sale price of our Class A Common Stock and Class B Common Stock, as applicable, on the date of exercise.

(2)

The value realized on the vesting of the Class B restricted stock awards is equal to the number of shares of stock covered by the applicable award that vested multiplied by the closing sale price of our Class B Common Stock, as applicable, as quoted on the NASDAQ® Global Select Market on the applicable vesting date.

(3)

Scott Anderson elected to defer his RSU awards granted in 2018 under the Deferred Compensation Plan. During 2021, 6,199 of the deferred RSU awards vested at a value of $276,413, which has been included in the number of shares acquired on vesting and the value realized on vesting.

2021 Equity Compensation Plan Information

The Equity Compensation Plan Information Table provides information as of December 31, 2021 with respect to shares of Class A and Class B Common Stock that may be issued under our existing equity compensation plans, including the Rush Enterprises, Inc. 2006 Non-Employee Director Stock Plan, the Rush Enterprises, Inc. 2004 Employee Stock Purchase Plan (as amended and restated) and the 2007 LTIP.

Class A Common Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2021 (a)	Weighted-average exercise price of outstanding options, warrants and rights as of December 31,2021 (b)	Number of securities remaining available for future issuance under equity compensation plans as of December 31, 2021 (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,804,976	$26.31	2,920,480
Equity compensation plans not approved by security holders	–	–	–
Total	3,804,976	–	2,920,480(1)

(1) Includes 2,391,930 shares that may be issued in the form of restricted stock under the Rush Enterprises, Inc. 2006 Non-Employee Director Stock Plan and the 2007 LTIP.

Class B Common Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2021 (a)	Weighted-average exercise price of outstanding options, warrants and rights as of December 31, 2021 (b)	Number of securities remaining available for future issuance under equity compensation plans as of December 31, 2021 (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	843,820	$0	1,308,825
Equity compensation plans not approved by security holders	–	–	–
Total	843,820		1,308,825(1)

(1) Includes 1,308,825 shares that may be issued in the form of restricted stock under the 2007 LTIP.

From January 1, 2022, through March 15, 2022, we granted, under the 2007 LTIP, (a) options to purchase 506,900 shares of our Class A Common Stock to 162 employees and executive officers and (b) restricted stock covering 351,400 shares of our Class B Common Stock to 65 employees and executive officers, factoring in forfeitures.

2021 Nonqualified Deferred Compensation

The following table provides additional information about the 2021 contributions, earnings and account balances of the named executive officers under the Deferred Compensation Plan:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
W.M. “Rusty” Rush	50,000	−	3,679,015	−	12,788,592
Michael J. McRoberts	189,717	−	465,701	−	1,766,446
Steven L. Keller	145,189	−	601,680	686,790	2,783,685
Derrek Weaver	19,667	−	1,447,833	−	5,453,943
Scott Anderson	458,133	−	891,773	−	4,414,576

(1)

The amounts in this column reflect the aggregate amount of: (a) base salary; (b) cash performance bonus; (c) income not deferred under the Company’s 401(k) plan due to limitations under the Code and/or; (d) the value of vested RSUs that each named executive officer elected to defer under the Deferred Compensation Plan in 2021. The following amounts of executive contributions have been reported in the 2021 Summary Compensation Table:

Named Executive Officer

W.M. “Rusty” Rush	$50,000
Michael J. McRoberts	$189,717
Steven L. Keller	$145,189
Derrek Weaver	$19,667
Scott Anderson	$181,720

(2)

The amounts reflected in this column represent the net amounts credited to the Deferred Compensation Plan accounts of the respective named executive officer as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings and thus are not reported in the 2021 Summary Compensation Table.

(3)

The amounts reflected in this column include the value of vested RSUs on December 31, 2021. The following amounts of the aggregated balance were previously reported in the Summary Compensation Table covering fiscal years 2019 and 2020 for the current named executive officers:

Named Executive Officer

W.M. “Rusty” Rush		$100,000
Michael J. McRoberts		$421,941
Steven L. Keller		$270,530
Derrek Weaver		$175,189
Scott Anderson	$	−

Certain highly compensated employees, which include the named executive officers and the directors of the Company, are eligible to participate in the Deferred Compensation Plan. Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their annual compensation (including, as applicable, salary and cash bonuses granted by the Company under the Company’s 2007 LTIP and director fees), subject to any satisfaction of other withholding requirements and any limitations set by the Company. All salary and cash bonuses deferred under the Deferred Compensation Plan by a participant are fully and immediately vested.

The Deferred Compensation Plan is designed to allow participants an opportunity to defer income they are not able to defer under the Company’s 401(k) plan because of certain limitations under the Code that apply to 401(k) plans. In May 2021, the Company amended and restated the Deferred Compensation Plan in order to, among other things: (a) remove the ability to defer restricted stock units into the Deferred Compensation Plan; (b) eliminate the dividend repurchase feature; (c) remove the survivor benefit for plan participants or contributions going forward; and (d) remove the “Matching Contribution” and “Company Contribution” features. The Company never made any employer contributions to the accounts of Deferred Compensation Plan.

The Company does not provide a guaranteed rate of return on amounts deferred under the Deferred Compensation Plan. The amount of earnings credited to a participant’s account depends on the investment elections selected by the participant and any dividends applied to RSUs. The Deferred Compensation Plan offers on a notional basis similar investment choices as the Company’s 401(k) plan. Participants can make changes to their investment elections at any time, subject to any limitations set by the plan’s administrator.

Participants receive distributions in either lump sums or installments upon death, disability, separation from service, or at a preselected date, all subject to the election and distribution provisions of the Deferred Compensation Plan. Participants may receive a distribution at an earlier date under specific circumstances, such as the occurrence of an unforeseeable emergency. Each participant is an unsecured creditor of the Company with respect to payment of the participant’s accounts under the Deferred Compensation Plan. Shares of the Company’s Common Stock included in the Deferred Compensation Plan are voted by the Company in accordance with the Company’s Board of Directors’ voting recommendations on each matter that is subject to a vote of the Company’s shareholders. Subject to certain limitations, the Company reserves the right to amend or terminate the Deferred Compensation Plan.

Severance and Change in Control Arrangements

Executive Transition Plan

On February 20, 2018, the Board of Directors of the Company, acting on the recommendation of the Company’s Compensation Committee, approved the amendment and restatement of the Rush Enterprises, Inc. Executive Transition Plan (the “Transition Plan”). The amendment and restatement included the following changes from the Transition Plan approved on July 23, 2008: (a) changed the calculation of the cash amount payable to a Level 1 Employee upon an Involuntary Termination (including in connection with a Change of Control) from four times the Participant’s current Base Salary to two times the sum of (i) the Participant’s current Base Salary and (ii) the average of the Annual Cash Bonus the Participant received in each of the prior three calendar years; (b) updated the definition of Change in Control; (c) updated the definition of Good Reason; (d) removed reference to a Level 4 Participant; (e) provided that amounts payable thereunder are subject to the Company’s compensation recoupment policy, as in effect from time to time; and (f) clarified that nothing prohibits a Participant from disclosing confidential information if such disclosure is required by law or legal process. All capitalized terms above that are undefined have the meaning ascribed to them in the Transition Plan.

In general, the Transition Plan is designed to provide certain protections to key employees, including the named executive officers, in the event their employment is involuntarily terminated, including in connection with a “Change in Control” (as defined below) of the Company. The protections provided by the Transition Plan are intended to: (a) alleviate personal uncertainties that arise in connection with certain business exigencies, including a Change in Control of the Company, thereby allowing key employees to focus their attention and energy on the Company’s business without distractions, which assists in the Company maximizing shareholder value; (b) provide greater retention rates among key employees; and (c) assist the Company in recruiting qualified personnel to fill key positions within the Company in the future.

Prior to the Transition Plan, certain of the named executive officers had employment agreements with the Company. As a condition to the named executive officers participating in the Transition Plan, each named executive officer agreed to terminate any existing employment agreement with the Company. The Transition Plan was intended to provide benefits that were substantially similar to the named executive officers’ prior employment agreements, including change in control and severance arrangements. Another objective of the Transition Plan was to standardize the change in control and severance benefits provided to the executive officers and other key employees of the Company. The Compensation Committee considered the reasonableness of the change in control and severance arrangements prior to the implementation of the Transition Plan and deemed such terms reasonable to achieve the underlying purposes of the Transition Plan, including retaining and attracting qualified executives and other key employees.

In addition to the Company’s named executive officers, other executive officers and key employees participate in the Transition Plan. Participants in the Transition Plan are designated by the Compensation Committee, in its sole discretion, as Level 1, Level 2 or Level 3. The Compensation Committee determined the appropriate benefits levels of the named executive officers based on a variety of factors, including the officer’s position with the Company, number of years of employment with the Company and level of responsibility within the Company. The named executive officers were selected to participate in the Transition Plan at the following levels:

Level
W.M. “Rusty” Rush	1
Michael J. McRoberts	2
Steven L. Keller	2
Derrek Weaver	2
Scott Anderson	2

Participants, including the named executive officers, are entitled to severance benefits under the Transition Plan in the following two scenarios:

●	Involuntary Termination (as defined below) in conjunction with a Change in Control (as defined below) of the Company; and

●	Involuntary Termination absent a Change in Control of the Company.

Generally, the primary severance benefits payable to the named executive officers under the Transition Plan, based upon whether they are a Level 1 or Level 2 participant, are as follows:

	Level 1 participant		Level 2 participant
Severance Benefits (1)	Involuntary Termination (in conjunction with a Change in Control)	Involuntary Termination (absent a Change in Control)	Involuntary Termination (in conjunction with a Change in Control)	Involuntary Termination (absent a Change in Control)
Cash payments (2)	2 times base salary, plus average annual cash bonus received in prior 3 calendar years	2 times base salary, plus average annual cash bonus received in prior 3 calendar years	2 times base salary, plus 2 times highest annual cash bonus received in any of the previous 5 years	1 times base salary, plus ½ times annual cash bonus received in prior year
Acceleration of equity awards	Yes	No	Yes	No
Continuation of life and health insurance (3)	48 months or, if earlier, until eligible for such coverage with a successor employer	48 months or, if earlier, until eligible for such coverage with a successor employer	24 months or, if earlier, until eligible for such coverage with a successor employer	12 months or, if earlier, until eligible for such coverage with a successor employer
Entitled to tax gross-up payments(4)	Yes	Yes	Yes	Yes

(1)

All severance payments under the Transition Plan are subject to the participant’s continuing compliance with noncompetition, nonsolicitation and confidentiality covenants following his or her termination. The term of the noncompetition and nonsolicitation covenant is 48 months for a Level 1 participant and up to 24 months for a Level 2 participant following termination, and the term of the confidentiality covenant is forever. Upon breach of one or more of these covenants, the participant (a) is not entitled to any further severance benefits and (b) must reimburse the Company for any severance benefits he or she previously received, or the value thereof.

(2)

All cash payments due to a Level 1 participant are required to be paid in a single lump sum amount as soon as administratively practicable after the Level 1 participant’s Involuntary Termination, but in all cases, no later than two and one half months following the fiscal year in which the Level 1 participant is involuntarily terminated. Generally, all cash payments due to a Level 2 participant are required to be paid in equal monthly installments over a one-year period beginning with the first month following the month in which the Level 2 participant was involuntarily terminated.

(3)

If the continuation of health care coverage is not permitted by the Company’s group health plan or under applicable law, the Company will provide COBRA continuation coverage to such terminated participant and/or any spouse or dependents, at the Company’s sole expense, if and to the extent any of such persons elect and are entitled to receive COBRA continuation coverage.

(4)

If any payment or benefit (collectively, “Severance”) received or to be received by a named executive officer from the Company pursuant to the terms of the Transition Plan would be subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay the named executive officer an additional amount (the “Gross-Up Payment”) so that the net amount the named executive officer retains, after deduction of the excise tax on the Severance and any federal, state, and local income tax and the excise tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by a named executive officer with respect thereto, shall be equal to the total present value (using the applicable federal rate in such calculation) of the Severance at the time such Severance is to be paid. In 2011, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments. Consequently, Michael J. McRoberts is not entitled to any excise tax gross-up payments.

The Compensation Committee may terminate a participant’s participation in the Transition Plan upon 60 days prior written notice to the participant, provided that no participant’s participation in the Transition Plan may be terminated within two years after a Change in Control (as defined below) of the Company without the participant’s prior written consent.

These arrangements also provide for a tax gross-up payment in the event that any participant is subject to the excise tax imposed on certain excess parachute payments pursuant to Section 4999 of the Code. The Compensation Committee included the tax gross-up provisions in the Transition Plan because many participants in the Transition Plan had existing employment agreements that included such provisions, and the Compensation Committee required each participant’s employment agreement to be terminated in order to participate in the Transition Plan. In 2011, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments. Consequently, Michael J. McRoberts is not entitled to any excise tax gross-up payments.

The change in control and severance payments and benefits due to the named executive officers under the Transition Plan were set in the Compensation Committee’s subjective judgment and discretion at levels substantially similar to what the named executive officers were entitled to receive in their previously existing employment agreements and not upon a formula-driven framework. The Compensation Committee evaluates the change in control and severance arrangements separately from the named executive officers’ individual pay components and total direct compensation. Consequently, the Compensation Committee did not consider the payout and benefit terms of the Transition Plan in approving the named executive officers’ individual pay components and total direct compensation levels in 2021.

Key definitions used in the Transition Plan include the following:

●          “Involuntary Termination” means termination of a participant’s employment with the Company: (a) by the Company for any reason other than Cause (as defined below), death, or Disability (as defined below); or (b) by the participant for Good Reason (as defined below).

●          “Cause” means: (a) a conviction or plea of guilty or nolo contendere to a felony or other crime involving moral turpitude; (b) a commission of fraud or a material act or omission involving dishonesty with respect to the Company, as reasonably determined by the Company’s Board of Directors; (c) willful failure or refusal to carry out the material responsibilities of the participant’s employment, as reasonably determined by the Company’s Board of Directors; or (d) gross negligence, willful misconduct, or engaging in a pattern of behavior that has had or is reasonably likely to have a significant adverse effect on the Company, as reasonably determined by the Company’s Board of Directors.

●          “Disability” means the inability of a participant to perform the material duties of his or her employment by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or is expected to last for a continuous period of at least 12 months, as determined by a duly licensed physician selected by the Compensation Committee.

●          “Good Reason” means  the occurrence of any of the following events without the participant’s written consent: (a) prior to or following a Change in Control, a material adverse change in the participant’s status or position, including, without limitation, any material adverse change resulting from a diminution in the participant’s position, duties, responsibilities or authority or the assignment to the participant of duties or responsibilities that are materially inconsistent with his or her status or position; (b) prior to or following a Change in Control, a failure to pay the participant’s base salary or a reduction in the participant’s base salary (other than a one-time reduction in the participant’s base salary of less than 5% in connection with an across-the-board reduction in the base salaries of all similarly situated employees of the Company); (c) following a Change in Control, a material reduction in the participant’s total compensation or in the benefits or perquisites provided to the participant (excluding the substitution of substantially equivalent benefits or perquisites), in each case as provided to the participant immediately prior to the Change of Control; (d) following a Change in Control, the relocation of the participant’s principal place of employment by more than 50 miles from the current location; or (e) in connection with a Change in Control, the successor or acquiring company fails or refuses to assume the obligations of the Company under the Transition Plan.

●          “Change in Control” means the occurrence of any of the following: (a) any person (other than W.M. “Rusty” Rush and certain other exempted persons) becomes the beneficial owner of Company securities representing 40% or more of the combined voting power of the Company’s then outstanding voting securities; (b) Incumbent Directors (as defined below) cease for any reason to constitute a majority of the directors then serving; (c) the consummation of a merger or consolidation of the Company with any other entity where the Company is not the surviving entity as a result of such merger or consolidation; or (d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

●          “Incumbent Director” means (a) any member of the Company’s Board of Directors on January 1, 2019, or (b) any individual appointed or elected to the Company’s Board of Directors after January 1, 2019, if their appointment or election is approved by at least two-thirds of the incumbent directors in office at the time of such approval or recommendation.

Long-Term Incentive Plans

Under the terms of the Company’s 2007 LTIP and the related forms of stock option agreement, restricted stock award agreement, and RSU award agreement, as applicable (collectively, “Incentive Plan”), unvested equity awards are subject to a modified vesting schedule upon the death or disability of a participant, including each named executive officer. Upon “Retirement” (as defined below), a named executive officer’s unvested stock options, restricted stock awards and RSU awards will continue to vest pursuant to their respective vesting schedule for so long as such officer does not become an employee of a competitor of the Company. Upon death or disability, a named executive officer’s unvested stock options, restricted stock awards and RSU awards will immediately vest.

“Retirement” means an employee terminating his or her relationship with the Company following at least 10 years of service and after reaching the age of sixty (60).

The table below quantifies the potential payments to the named executive officers upon termination of their employment, including termination following a Change in Control of the Company, pursuant to the terms of the Transition Plan and the Incentive Plan.

2021 Potential Payments Upon Termination(1)

Name	Benefit	Involuntary Termination Absent a Change in Control ($)		Involuntary Termination Upon a Change in Control ($)		Death/ Disability ($)
W.M. “Rusty” Rush	Cash payments	5,841,333	(3)	5,841,333	(3)	−
	Acceleration of equity awards	−		13,633,154		13,633,154	(4)
	Continuation of life and health insurance	108,124	(5)	108,124	(5)	−
	280G Gross-Up (2)	−		−		−
Total		5,949,457		19,582,611		13,633,154

Michael J. McRoberts	Cash payments	945,838	(6)	2,587,756	(7)	−
	Acceleration of equity awards	−		4,388,563	(4)	4,388,563	(4)
	Continuation of life and health insurance	7,613	(8)	15,226	(9)	−
	280G Gross-Up (2)	−		−		−
Total		953,451		6,991,545		4,388,563

Steven L. Keller	Cash payments	777,192	(6)	2,094,000	(7)	−
	Acceleration of equity awards	−		3,417,103	(4)	3,417,103	(4)
	Continuation of life and health insurance	23,206	(8)	46,412	(9)	−
	280G Gross-Up (2)	−		−		−
Total		800,398		5,557,515		3,417,103

Derrek Weaver	Cash payments	777,192	(6)	2,094,000	(7)	−
	Acceleration of equity awards	−		3,417,103	(4)	3,417,103	(4)
	Continuation of life and health insurance	23,206	(8)	46,412	(9)	−
	280G Gross-Up (2)	−		−		−
Total		800,398		5,557,515		3,417,103

Scott Anderson	Cash payments	741,720	(6)	2,053,440	(7)	−
	Acceleration of equity awards	−		3,201,169	(4)	3,201,169	(4)
	Continuation of life and health insurance	21,707	(8)	43,415	(9)	−
	280G Gross-Up (2)	−		−		−
Total		763,427		5,298,024		3,201,169

(1)

Amounts reflected in the table were calculated assuming a December 31, 2021, termination date, which was the last business day of the 2021 fiscal year. Each of the named executive officers listed in the above table is entitled to receive amounts earned during the term of his employment regardless of the manner in which he is terminated, including termination for Cause. These amounts include base salary, unused vacation pay and other benefits such named executive officer may be entitled to receive under applicable employee benefit plans, and are not reflected in the table. The table reflects only the additional compensation and benefits (collectively, “Additional Compensation”) the listed named executive officers are estimated to receive upon termination. The listed named executive officers are not entitled to any Additional Compensation in the event they are terminated for Cause. The actual amounts to be paid to an officer can only be determined at the time of his actual termination.

The term “Involuntary Termination” has the same meaning in this table as it does in the Transition Plan, which is set forth above.

(2)

The Section 280G excise tax gross-up payment on an actual termination may differ based on factors such as timing of employment termination and payments, methodology for valuing stock options, future stock option exercises, changes in compensation, and reasonable compensation analyses the Company is required to make. In 2011, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments. Consequently, Michael J. McRoberts is not entitled to any Section 280G excise tax gross-up payment.

(3)	The amount reflects the sum of (a) two times the respective named executive officer’s current rate of base salary, plus (b) the average annual cash bonus received in the three previous calendar years.

(4)

The amount reflects the value of accelerating the respective officer’s unvested equity awards upon termination, death or disability. This value is based upon the closing sale price of the Company’s Class A Common Stock and Class B Common Stock, as quoted on the NASDAQ® Global Select Market on December 31, 2021, of $55.64 and $53.97, respectively.

(5)

The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 48 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2021.

(6)	The amount reflects the sum of (a) the respective named executive officer’s current rate of base salary, plus (b) one-half times his annual cash bonus received for the 2021 calendar year.

(7)

The amount reflects the sum of (a) two times the respective named executive officer’s current rate of base salary, plus (b) two times his highest annual cash bonus received in any of the previous five years.

(8)

The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 12 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2021.

(9)

The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 24 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2021.

CEO Pay Ratio

For the 2021 fiscal year, the ratio of the annual total compensation of W.M. “Rusty” Rush, our Chief Executive Officer (“CEO Compensation”), to the median of the annual total compensation of all of our employees other than our Chief Executive Officer (“Median Annual Compensation”) was approximately 121 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was the close of business on December 31, 2021 (the “Determination Date”). We did not use the same Median Employee in our calculation of the pay ratio for the 2021 fiscal year as we did in the calculation of the pay ratio for our 2020 fiscal year because we determined that it was appropriate to identify a new Median Employee due to an increase in our employee population during 2021.

CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Rush under the “Summary Compensation Table” for the 2021 fiscal year. For purposes of this disclosure, Median Annual Compensation was $70,170, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2021 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify the Median Employee, we first determined our employee population as of the Determination Date. We had 7,119 employees, representing all full-time, part-time, seasonal and temporary employees of the Company and our consolidated subsidiaries as of the Determination Date and excluding employees who did not receive compensation during 2021 due to family, medical, military or company leave. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. We then measured compensation for the period beginning on January 1, 2021, and ending on December 31, 2021, for these employees. This compensation measurement was calculated by totaling, for each employee, gross taxable earnings, as reflected on all payroll earnings statements issued during 2021, but excluding any allowances for items that were considered business expense reimbursements, such as automobile or mobile phone allowances, and any other Company-related expenses that were reimbursed during 2021. A portion of our employee workforce (full-time and part-time) worked for less than the full fiscal year due to commencing employment after the beginning of the fiscal year. In determining the Median Employee, we annualized the compensation for such individuals. Once the Median Employee was identified, the Median Annual Compensation for such employee was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K.

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Compensation Committee shall not be incorporated by reference into any such filings and shall not be deemed soliciting material or filed under such Acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors

William H. Cary, Chairman

Thomas A. Akin

Raymond J. Chess

DIRECTOR COMPENSATION

The Board of Directors, upon the recommendation of the Compensation Committee, approves annual compensation for nonemployee directors. In approving nonemployee director compensation, the Compensation Committee considers the amount of time that directors spend in fulfilling their duties to the Company, as well as the skill level required of Board members. The Company’s executive officers do not make recommendations regarding the compensation of Ms. Mendoza and Messrs. Akin, Chess, Cary, Dr. Guglielmo and Clarke.

The Company’s 2021 nonemployee director compensation structure, described in more detail below, consisted of (a) cash compensation in the form of annual retainer(s) and (b) equity compensation in the form of stock awards of the Company’s Class A Common Stock.

2021 Annual Retainer

The 2021 annual retainer was as follows:

●	Each nonemployee director received an annual retainer of $105,000 for service on the Board of Directors;

●	The Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee each received an additional annual retainer of $5,000; and

●	The Chairman of the Audit Committee received an additional annual retainer of $20,000.

2021 Stock Awards

Mr. Akin, Mr. Underwood and Dr. Guglielmo each received an outright grant of 2,875 shares of the Company’s Class A Common Stock, with a grant date fair value of approximately $145,000. In lieu of an outright grant of 2,875 shares of the Company’s Class A Common Stock, Mr. Cary and Ms. Mendoza elected to receive an outright grant of 2,013 shares of the Company’s Class A Common Stock, with a grant date fair value of approximately $101,495, and $43,500 cash. In lieu of an outright grant of 2,875 shares of the Company’s Class A Common Stock, Mr. Chess elected to receive an outright grant of 1,725 shares of the Company’s Class A Common Stock, with a grant date fair value of approximately $86,975, and $58,000 cash. Mr. Clarke, who was appointed to the Board of Directors in October 2021, elected to receive an outright grant of 1,350 shares of the Company’s Class A Common Stock, with a grant date fair value of approximately $72,482.

Deferred Compensation Plan

Beginning with compensation earned in 2011, nonemployee directors of the Company were eligible to participate in the Deferred Compensation Plan. Prior to May 2021, the Deferred Compensation Plan allowed participants to elect to defer payment of a portion of their director fees and any RSU awards. The Company no longer grants RSUs to nonemployee directors and the Deferred Compensation Plan no longer permits the deferral of RSUs. The Company does not provide a guaranteed rate of return on amounts deferred under the Deferred Compensation Plan. The amount of earnings credited to a participant’s account depends on the investment elections selected by the participant and any dividends applied to RSUs. The Deferred Compensation Plan offers on a notional basis similar investment choices as the Company’s 401(k) plan. Payment of amounts deferred under the Deferred Compensation Plan is made upon the occurrence of specified payment events. The only nonemployee director currently participating in the Deferred Compensation Plan is Mr. Akin, and as of December 31, 2021, the aggregate balance of his account was $1,178,918. For further discussion of the Deferred Compensation Plan, see the narrative section of the “2021 Nonqualified Deferred Compensation” table set forth above.

The following table summarizes the compensation paid to our nonemployee directors who served during 2021:

2021 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All other Compensation ($)	Total ($)
W.M. “Rusty” Rush(4)	−	−	−	−	−
Thomas A. Akin	125,000	144,958	−	−	269,958
James C. Underwood(5)	105,000	144,958	−	−	249,958
Raymond J. Chess	163,000	86,975	−	−	249,975
William H. Cary	153,500	101,495	−	−	254,995
Dr. Kennon H. Guglielmo	110,000	144,958	−	−	254,958
Elaine Mendoza	148,500	101,495	−	−	249,995
Troy A. Clarke(6)	52,500	72,482			124,982

(1)

This amount reflects the annual retainer and additional retainers for directors who chair a Board committee (collectively, “Director Fees”) and any cash received in exchange for fractional shares relating to the nonemployee director’s annual stock award. Nonemployee directors may defer all or a part of their Director Fees under the Deferred Compensation Plan. In 2021, Mr. Akin elected to defer an aggregate of $62,500 of his retainer under the Deferred Compensation Plan.

(2)

These amounts reflect the aggregate grant date fair value of the Class A stock awards granted in 2021 computed in accordance with ASC 718, except no assumptions for forfeitures were included. The grant date fair value of the Class A stock awards is based on the closing market price of the Class A Common Stock on the grant date as quoted on the NASDAQ® Global Select Market.

(3)

There were no above-market or preferential earnings on deferred compensation under the Company's Deferred Compensation Plan. Mr. Akin and Mr. Chess are the only nonemployee directors who have participated in the Deferred Compensation Plan since its inception in 2011.

(4)

Only nonemployee directors are eligible to receive compensation for their service as a director of the Company. Accordingly, W.M. “Rusty” Rush, the Company’s Chairman of the Board, President and Chief Executive Officer, is not entitled to any director compensation. See the 2021 Summary Compensation Table for a discussion of W.M. “Rusty” Rush’s 2021 compensation.

(5)	Effective March 2, 2022, Mr. Underwood retired from his position as a member of the Board of Directors.

(6)	The amounts reflected for Mr. Clarke are prorated from the date of his appointment to the Board of Directors in October 2021.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not be deemed soliciting material or filed under such Acts.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is primarily responsible for the Company’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee’s function is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the Company’s registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has completed the following:

●	Reviewed and discussed the audited financial statements with management;

●

Discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC;

●

Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence; and

●

Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

Audit Committee of the Board of Directors

Thomas A. Akin, Chairman

William H. Cary
Elaine Mendoza
Dr. Kennon H. Guglielmo

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has a policy that provides for preapproval of audit, audit-related and non-audit services performed by the independent registered public accounting firm to ensure that the provision of non-audit services do not impair the independent registered public accounting firm’s independence. The Audit Committee will annually review and preapprove services (“General Preapproval”) that may be provided by the independent auditors without specific approval from the Audit Committee at the time such services are actually performed. Unless a type of service to be provided by the independent auditors receives General Preapproval, it requires specific approval of the Audit Committee before the independent auditors may commence such services. Any services that would exceed preapproved cost levels under the General Preapproval would similarly require specific approval of the Audit Committee before being performed at the higher cost level.

The following table presents fees for professional audit services rendered by EY for the audit of the Company’s annual financial statements for the years ended December 31, 2020, and December 31, 2021, and fees billed for other services rendered by EY during those periods. All of the fees presented below were approved by the Audit Committee.

Type of Fees	2020	2021
Audit Fees(1)	$1,007,000	$1,155,500
Audit-related Fees(2)	—	—
Tax Fees(3)	$344,000	$442,630
All Other Fees(4)	—	—
Total	$1,351,000	$1,598,130

(1)

Audit fees consisted principally of professional services rendered in connection with the audit of the Company’s financial statements for the years ended December 31, 2020 and 2021, the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q during the years ended December 31, 2020 and 2021, and fees related to the audits of the Company’s internal control over financial reporting.

(2)	There were no additional audit-related fees for professional services rendered by EY in 2020 and 2021 that are not reported under “Audit Fees.”

(3)	Tax fees consisted principally of professional services rendered for tax compliance and reporting.

(4)	There are no fees for products and services rendered by EY in 2020 and 2021 other than the services reported under “Audit Fees” and “Tax Fees.”

The Audit Committee has considered whether the non-audit services provided by EY, including the services rendered in connection with tax compliance and reporting, were compatible with maintaining EY’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of EY as the Company’s independent registered public accounting firm.

The Company’s Policy Regarding Hedging or Pledging of Company Stock

The Company prohibits all of its employees and directors from hedging the Company’s stock. The Company’s executive officers and directors are prohibited from pledging shares of the Company’s stock without the preapproval of the Company’s General Counsel, which is only expected to be granted under very limited circumstances. None of the Company’s executive officers or directors have pledged any of the Company’s stock.

Certain Relationships and Related Transactions

Since January 1, 2019, the Company has not engaged in any “related-person transactions” (as defined by the SEC). The Company’s Audit Committee reviews and approves all “related-person transactions” as required by the NASDAQ® Global Select Market, the applicable rules of the SEC and the Audit Committee’s charter.

The Board of Directors, acting upon the recommendation of the Audit Committee, has established procedures that require that all requests for approval of proposed related-person transactions be submitted to the Company’s General Counsel and referred for approval or ratification by the Audit Committee. The Audit Committee reviews any related-person transaction, and only transactions which the Audit Committee finds to be in the best interests of the Company and its shareholders are approved or ratified. In considering whether to approve a related-person transaction, the Audit Committee considers the following factors, to the extent relevant: (a) whether the transaction is of the type that is undertaken in the ordinary course of the Company’s business; (b) whether the transaction is being initiated by the Company or the related person; (c) whether the terms of the related-person transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related person; (d) the purpose of, and the potential benefits to the Company of, the transaction; (e) the approximate dollar value of the transaction, particularly as it relates to the related person; (f) the related person’s interest in the transaction and (g) any other information regarding the related person or transaction that would be material to investors in light of the circumstances of the transaction. If a related-person transaction is expected to be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow and shall review and assess such guidelines and compliance at least annually.

Other Matters

Other Business Presented at the Annual Meeting

As of the date of this proxy statement, the Board of Directors knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. If any other matters should properly arise at the Annual Meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

Where You Can Find More Information

The Company files reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information concerning the Company at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company. The Company’s Common Stock is quoted on the NASDAQ® Global Select Market.

You may request a copy of the Company’s filings (other than exhibits, which are not specifically incorporated by reference therein) at no cost by writing to us at the following address:

Rush Enterprises, Inc.
555 IH-35 South, Suite 500
New Braunfels, Texas 78130
Attention: Michael Goldstone

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The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) W. M. Rusty Rush
02) Thomas A. Akin
03) Raymond J. Chess
04) William H. Cary
05) Dr. Kennon H. Guglielmo
06) Elaine Mendoza
07) Troy A. Clarke

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion, the proxies are authorized to vote on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000543668_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

RUSH ENTERPRISES, INC.
Annual Meeting of Shareholders
May 17, 2022 10:00 AM
This Proxy is solicited by the Board of Directors

The undersigned shareholder of Rush Enterprises, Inc. (the "Company") hereby appoints Steven L. Keller and Michael Goldstone, and each of them, with full power of substitution, as proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 17, 2022, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.'s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, and at any adjournments or postponements thereof, the number of votes that the undersigned would be entitled to cast if personally present, and particularly, without limiting the generality of the foregoing, to vote and act on the following matters and in their discretion upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

This proxy, when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no such direction is made, this proxy will be voted FOR all of the nominees listed in Proposal 1 and FOR ratification of the appointment of Ernst & Young LLP in Proposal 2.

0000543668_2 R1.0.0.24

Continued and to be signed on reverse side